Exhibit 3.1

AMENDED ARTICLES OF INCORPORATION

OF

FIFTH THIRD BANCORP, AS AMENDED

FIRST: The name of the corporation shall be FIFTH THIRD BANCORP.

SECOND: The place in the State of Ohio where the principal office of the corporation is to be located is the City of Cincinnati, County of Hamilton.

THIRD: The purpose for which the corporation is formed is to engage in any and/or all lawful acts or activities for which corporations may be formed under Section 1701.01 to 1701.98, inclusive, of the Ohio Revised Code, as amended.

FOURTH: (A) The total authorized number of shares of the corporation is Two Billion Five Hundred Thousand (2,000,500,000) shares, which shall be classified as follows:

1) Two Billion (2,000,000,000) shares of common stock, without par value. Each share of common stock shall entitle the holder thereof to one (1) vote on each matter properly submitted to the stockholders for their vote, consent, waiver, release or other action, subject to the provisions of the law with respect to cumulative voting.

2) Five Hundred Thousand (500,000) shares of preferred stock, without par value.

(a) Series D Perpetual Preferred Stock. Seven-Thousand Two-Hundred Fifty (7,250) shares of the preferred stock of the corporation shall be designated “Series D Perpetual Preferred Stock” and shall have the rights, preferences and entitlements that follow:

1. Designation and Amount. The shares of such series shall be designated as Series D Perpetual Preferred Stock (the “Series D Preferred Stock”), which shall be a closed series consisting of 7,250 shares of cumulative perpetual convertible preferred stock. The number of authorized shares of the Series D Preferred Stock may not be increased or decreased. Each share of the Series D Preferred Stock shall have a stated value of $1,000 per share (the “Series D Stated Value”).

2. Dividends.

(i) Entitlement. The holders of the Series D Preferred Stock shall be entitled to receive, as and when declared payable by the Board of Directors from funds of the corporation legally available for the payment thereof, cumulative preferred dividends in lawful money of the United States of America at the applicable rate fixed and determined as herein authorized, and no more, payable quarterly on the last day of each March, June, September, and December (the “Series D Dividend Payment Dates”) in each year with respect to the quarterly period beginning on the first day of each calendar quarter and ending on each such respective payment date (the “Series D Dividend Period”) to shareholders of record on a date, to be fixed by the Board of Directors, not exceeding forty (40) days preceding each Series D Dividend Payment Date. Accumulations of dividends shall not bear interest. The initial dividend payment for Series D Preferred Stock will accrue from the date such series is issued and will be payable on the First Series D Dividend Payment Date following such date. The annual rate of preferred dividends on each share of Series D Preferred Stock shall be the product of the applicable Series D Dividend Rate (as hereinafter described) and the Series D Stated Value, payable in quarterly installments, provided, however, that if any change in the Series D Dividend Rate shall occur, the dividends payable for that part of the Series D Dividend Period occurring prior to such change shall be payable on the basis of the Series D Dividend Rate in effect prior to such change and the dividends payable for that part of the Series D Dividend Period from and after such change shall be payable on the basis of the Series D Dividend Rate then becoming effective and such determination shall be made on the basis of a thirty (30) day month and a three hundred and sixty (360) day year.

(ii) Series D Dividend Rate. The rate of preferred dividends per share of the Series D Preferred Stock per annum based on the Series D Stated Value (the “Series D Dividend Rate”) shall be eight percent (8%).

(iii) Cumulative and Perpetual. All dividends payable on account of the Series D Preferred Stock shall be cumulative and shall be paid, from funds of the corporation legally available for the payment thereof, so long as any shares of the Series D Preferred Stock are outstanding.

(iv) Restrictions on Dividend Payments. All shares of Common Stock and each series of Preferred Stock shall rank junior to the Series D Preferred Stock as to dividends. So long as any shares of the Series D Preferred Stock remain outstanding, no dividend shall be paid or declared, or declared and set apart for payment, or other distribution made, on the shares of any class of stock ranking, as to dividend rights, junior to the Series D Preferred Stock, nor shall any shares of any class of stock (or series thereof) of the corporation ranking, as to dividend rights, junior to, or on a parity with, the Series D Preferred Stock, be purchased, redeemed or otherwise acquired for value by the corporation, unless all dividends, at the applicable rate, on the Series D Preferred Stock shall have been declared and paid, or declared and set apart for payment, for all past Series D Dividend Periods ending immediately prior to the date on which such dividend, distribution, purchase, redemption or acquisition is to occur and the then current Series D Dividend Period; provided, however, that the foregoing restrictions shall not apply (a) to the declaration and payment, on shares ranking junior to the Series D Preferred Stock as to dividend rights, of dividends payable solely in shares of stock of any class of shares ranking junior to the Series D Preferred Stock as to dividend rights, or (b) to the acquisition of any shares ranking junior to, or on a parity with, the Series D Preferred Stock as to dividend rights through application of the proceeds of the issue and sale of any class of any shares ranking junior to, or on a parity with, the Series D Preferred Stock as to dividend rights sold at or about the time of such acquisition. No dividends shall be paid or declared, or declared and set apart for payment, or other distribution made on any shares of any class of stock (or series thereof) of the corporation ranking, as to dividend rights, on a parity with the Series D Preferred Stock for any dividend period unless, at the same time, a like proportion of dividends for the same or similar dividend period, ratably in proportion to the respective annual dividend rate fixed therefor, shall be paid or declared, or declared and set apart for payment, on all shares of Series D Preferred Stock.

3. Status of Reacquired Shares. The corporation shall retire any of the shares of the Series D Preferred Stock that are converted into shares of Common Stock pursuant to Paragraph (2)(a)5., or that it repurchases or otherwise acquires, and such shares shall not be reissued as shares of Series D Preferred Stock but shall revert to authorized but unissued shares of Preferred Stock and may be reissued as shares of a different series of Preferred Stock in any future designation by the Board of Directors.

4. Restriction on Issuance of Additional Preferred Stock. So long as any shares of the Series D Preferred Stock are outstanding, the corporation shall not issue any securities ranking senior to, or on a parity with, the Series D Preferred Stock as to dividend rights or rights upon the liquidation, dissolution or winding up of the corporation, without the prior approval of the holders of a majority of the Series D Preferred Stock.

5. Conversion.

(i) Right of Conversion. Subject to the provisions for adjustment set forth herein, each share of Series D Preferred Stock shall be convertible, at the option of the holder thereof, in the manner hereinafter provided, into fully paid and nonassessable shares of Common Stock at the conversion price, determined as herein provided, in effect on the date of conversion, each share of Series D Preferred Stock being credited at its Series D Stated Value. The price at which shares of Common Stock shall be delivered upon conversion of shares of Series D Preferred Stock (the “Series D Conversion Price”) shall be initially $23.5399 per share of Common Stock. The Series D Conversion Price shall be adjusted in certain instances as provided in Paragraph (2)(a)5.(iii) below.

(ii) Procedure for Conversion. Any holder of shares of Series D Preferred Stock desiring to convert such shares into shares of Common Stock shall surrender the certificate or certificates for the shares of Series D Preferred Stock being converted, duly endorsed in blank or duly endorsed or assigned to the corporation, at the principal office of the corporation or at a bank or trust company appointed by the corporation for that purpose, accompanied by a written notice of conversion specifying the number of shares of Series D Preferred Stock to be converted and the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If such notice shall specify a name or names other than that of such holder, such notice shall be accompanied by payment of all transfer taxes payable upon the issue of shares of Common Stock in such name or names. If less than all of the shares of Series D Preferred Stock represented by a certificate are to be converted by a holder, the corporation, upon such conversion, shall issue and deliver, or cause to be issued and delivered, to such holder a certificate or certificates for the shares of Series D Preferred Stock not so converted. The holders of shares of Series D Preferred Stock at the close of business on the record date fixed for a Series D Dividend Payment Date shall be entitled to receive the dividend payable on such shares of Series D Preferred Stock on the corresponding Series D Dividend Payment Date notwithstanding the subsequent conversion thereof or the corporation’s default in payment of the dividend due on such Series D Dividend Payment Date.

However, shares of Series D Preferred Stock surrendered for conversion during the period from the close of business on any record date fixed for a Series D Dividend Payment Date for the Series D Preferred Stock to the opening of business on the corresponding Series D Dividend Payment Date must be accompanied by payment of an amount equal to the dividend payable on such shares of Series D Preferred Stock on such Series D Dividend Payment Date. A holder of shares of Series D Preferred Stock on a record date fixed for a Series D Dividend Payment Date who (or whose transferee) converts shares of Series D Preferred Stock on a Series D Dividend Payment Date will receive the dividend payable on such shares of Series D Preferred Stock by the corporation on such date, and the converting holder need not include payment in the amount of such dividend upon surrender of shares of Series D Preferred Stock for conversion. Except as provided above, no payment or adjustment will be made on account of unpaid dividends upon the conversion of Series D Preferred Stock.

As promptly as practicable after the surrender of certificates for shares of Series D Preferred Stock as aforesaid, the corporation shall issue and shall deliver at such office to such holder, or on his or her written order, a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion of such shares in accordance with the provisions of this Paragraph (2)(a)5., and any fractional interest in respect of a share of Common Stock arising upon such conversion shall be promptly settled as provided in Paragraph (2)(a)5.(vi).

Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates for shares of Series D Preferred Stock shall have been surrendered and such notice received by the corporation as aforesaid; the shares of Series D Preferred Stock so surrendered for conversion shall no longer be deemed to be outstanding and all rights with respect to such shares of Series D Preferred Stock shall cease, except the right of the holders thereof to receive full shares of Common Stock in exchange therefor, payment of dividends as provided in the first paragraph of this Paragraph (2)(a)5.(ii) and payment for any fractional shares; and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby at such time on such date. All shares of Common Stock delivered upon conversions of the Series D Preferred Stock will upon delivery be duly and validly issued and fully paid and nonassessable.

(iii) Adjustments of the Series D Conversion Price.

(A) The Series D Conversion Price shall be adjusted from time to time as follows:

(1) In case the corporation shall pay or make a dividend or other distribution on any class of capital stock of the corporation in shares of Common Stock, the Series D Conversion Price in effect at the opening of business on the day following the date fixed for the determination of shareholders entitled to receive such dividend or other distribution shall be reduced by multiplying such Series D Conversion Price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination and the denominator shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution, such reduction to become effective immediately after the opening of business on the day following the date fixed for such determination.

(2) In case the corporation shall issue rights or warrants entitling any person to subscribe for or purchase Common Stock at a price per share less than the current market price per share (determined as provided in Paragraph (2)(a)5.(iii)(B) herein) of the Common Stock on the date fixed for the determination of the persons entitled to receive such rights or warrants, the Series D Conversion Price in effect at the opening of business on the day following the date fixed for such determination shall be reduced by multiplying such Series D Conversion Price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so offered for subscription or purchase would purchase at such current market price and the denominator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock so offered for subscription or purchase, such reduction to become effective immediately after the opening of business on the day following the date fixed for such determination. Notwithstanding the foregoing, in the event that the corporation shall distribute or shall have distributed any rights or warrants to acquire capital stock (“Rights”) pursuant to this Paragraph (2)(a)5.(iii)(A)(2), the distribution of separate certificates representing the Rights subsequent to their initial distribution (whether or not the initial distribution of the Rights shall have occurred prior to the date of the issuance of the Series D Preferred Stock) shall be deemed to be the distribution of the Rights for purposes of this Paragraph (2)(a)5.(iii)(A)(2); provided that the corporation may, in lieu of making any adjustment pursuant to this Paragraph (2)(a)5.(iii)(A)(2) upon a distribution of separate certificates representing the Rights, make proper provision so that each holder of Series D Preferred Stock who converts such Series D Preferred Stock (or any portion thereof) (A) before the record date for such distribution of separate certificates shall be entitled to receive upon conversion shares of Common Stock issued with Rights and (B) after such record date and prior to the expiration, redemption or termination of the Rights shall be entitled to receive upon conversion, in addition to the shares of Common Stock issuable upon conversion, the same number of Rights as would a holder of the number of shares of Common Stock that such Series D Preferred Stock so converted would have entitled the holder thereof to purchase in accordance with the terms and provisions applicable to the Rights if such Series D Preferred Stock were converted immediately prior to the record date for such distribution. Common Stock owned by or held for the account of the Corporation or any majority owned subsidiary shall not be deemed outstanding for the purpose of any adjustment required under this Paragraph (2)(a)5.(iii)(A)(2).

(3) In case the corporation shall, by dividend or otherwise, distribute to any holder of the corporation’s securities evidences of indebtedness or assets (including securities, but excluding any rights or warrants referred to in Paragraph (2)(a)5.(iii)(A)(2), any dividend or distribution paid in cash out of the surplus of the corporation and any dividend or distribution referred to in Paragraph (2)(a)5.(iii)(A)(1) herein), the Series D Conversion Price shall be adjusted so that the same shall equal the price determined by multiplying the Series D Conversion Price in effect immediately prior to the close of business on the date fixed for the determination of shareholders entitled to receive such distribution by a fraction of which the numerator shall be the current market price per share (determined as provided in Paragraph (2)(a)5.(iii)(B) herein) of the Common Stock on the date fixed for such determination, less the then fair market value (as determined by the Board of Directors, whose determination shall be conclusive) of the portion of the assets or evidences of indebtedness so distributed allocable to one share of Common Stock, and the denominator shall be such current market price per share of Common Stock, such adjustment to become effective immediately prior to the opening of business on the day following the date fixed for the determination of shareholders entitled to receive such distribution.

(4) In case the outstanding shares of Common Stock shall be subdivided into a greater number of shares, the Series D Conversion Price in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately reduced, and, conversely, in case the outstanding shares of Common Stock shall each be combined into a smaller number of shares, the Series D Conversion Price in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately increased, such reduction or increase, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

(5) The reclassification of Common Stock into securities other than Common Stock (other than any reclassification upon a consolidation or merger to which Paragraph (2)(a)5.(iii)(E) applies) shall be deemed to involve (a) a distribution of such securities other than Common Stock to all holders of Common Stock (and the effective date of such reclassification shall be deemed to be “the date fixed for the determination of shareholders entitled to receive such distribution” and the “date fixed for such determination” within the meaning of Paragraph (2)(a)5.(iii)(A)(3), and (b) a subdivision or combination, as the case may be, of the number of shares of Common Stock outstanding immediately prior to such reclassification into the number of shares of Common Stock outstanding immediately thereafter (and the effective date of such reclassification shall be deemed to be “the day upon which such subdivision becomes effective,” or “the day upon which such combination becomes effective,” as the case may be, and “the day upon which such subdivision or combination becomes effective,” within the meaning of Paragraph (2)(a)5.(iii)(A)(4).

(B) For the purpose of any computation under Paragraph (2)(a)5.(iii)(A)(2) and Paragraph (2)(a)5.(iii)(A)(3), the current market price per share of Common Stock on any day shall be deemed to be the average of the average high and low sales price per share for the Common Stock, as reported on the Nasdaq National Market or such national securities exchange on which the Common Stock is primarily traded at the time of such computation, for thirty (30) consecutive trading days immediately preceding the day in question.

(C) Notwithstanding the provisions of Paragraph (2)(a)5.(iii)(A) above, no adjustment in the Series D Conversion Price shall be required unless such adjustment (plus any adjustments not previously made by reason of this Paragraph (2)(a)5.(iii)(C)) would require an increase or decrease of at least 1% in such price; provided, however, that any adjustments which by reason of this Paragraph (2)(a)5.(iii)(C) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Paragraph (2)(a)5.(iii) shall be made to the nearest cent.

(D) The corporation may make such reductions in the Series D Conversion Price, in addition to those required by this Paragraph (2)(a)5.(iii), as it considers to be advisable in order to avoid or diminish any income tax to any holder of shares of Common Stock resulting from any dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock or from any event treated as such for income tax purposes or for any other reasons.

(E) In case the Corporation shall effect any capital reorganization of the Common Stock (other than a subdivision, combination, capital reorganization or reclassification provided for in Paragraph (2)(a)5.(iii)(A)) or shall consolidate, merge or engage in a statutory share exchange with or into any other corporation (other than a consolidation, merger or share exchange in which the corporation is the surviving corporation and each share of Common Stock outstanding immediately prior to such consolidation or merger is to remain outstanding immediately after such consolidation or merger) or shall sell or transfer all or substantially all its assets to any other corporation, lawful provision shall be made as a part of the terms of such transaction whereby the holders of Series D Preferred Stock shall receive upon conversion thereof, in lieu of each share of Common Stock which would have been issuable upon conversion of such stock if converted immediately prior to the consummation of such transaction, the same kind and amount of stock (or other securities, cash or property, if any) as may be issuable or distributable in connection with such transaction with respect to each share of Common Stock outstanding at the effective time of such transaction, subject to subsequent adjustments for subsequent stock dividends and distributions, subdivisions or combination of shares, capital reorganization, reclassifications, consolidations, mergers or share exchanges, as nearly equivalent as possible to the adjustments provided for in this Paragraph (2)(a)5.(iii).

(F) Whenever the Series D Conversion Price is adjusted as herein provided, a notice stating that the Series D Conversion Price has been adjusted and setting forth the adjusted Series D Conversion Price shall, as soon as practicable, be mailed to the holders of record of outstanding shares of Series D Preferred Stock.

(G) In case:

(1) the corporation shall declare a dividend or other distribution on the Common Stock otherwise than in cash out of its surplus;

(2) the corporation shall authorize the granting to the holders of the Common Stock of rights or warrants entitling them to subscribe for or purchase any shares of capital stock of any class or of any other rights;

(3) of any reclassification of the Common Stock (other than a subdivision or combination of outstanding shares of Common Stock), or of any consolidation, merger or share exchange to which the corporation is a party and for which approval of any shareholders of the corporation is required, or of the sale or transfer of all or substantially all the assets of the corporation; or

(4) of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

then the corporation shall cause to be mailed to the holders of record of the outstanding shares of Series D Preferred Stock, at least twenty (20) days (or ten (10) days in any case specified in Paragraph (2)(a)5.(iii)(G)(1) or Paragraph (2)(a)5.(iii)(G)(2) above) prior to the applicable record or effective date hereinafter specified, a notice stating (a) the date as of which the holders of record of shares of Common Stock to be entitled to such dividend, distribution, rights or warrants is to be determined, or (b) the date on which such reclassification, consolidation, merger, share exchange, sale, transfer, liquidation, dissolution or winding up is expected to become effective and the date as of which it is expected that holders of record of Common Stock shall be entitled to exchange their shares for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, share exchange, sale, transfer, liquidation, dissolution or winding up. Such notice shall also state whether such transaction will result in any adjustment in the Series D Conversion Price applicable to the Series D Preferred Stock and, if so, shall state what the adjusted Series D Conversion Price will be and when it will become effective. Neither the failure to give the notice required by this Paragraph (2)(a)5.(iii)(G), nor any defect therein, to any particular holder shall affect the sufficiency of the notice or the legality or validity of the proceedings described in Paragraph (2)(a)5.(iii)(G)(1) through Paragraph (2)(a)5.(iii)(G)(4).

(iv) Reservation of Shares Issuable Upon Conversion. The corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, for the purpose of issuance upon conversion of Series D Preferred Stock, the full number of shares of Common Stock then issuable upon the conversion of all shares of Series D Preferred Stock then outstanding and shall take all action necessary so that shares of Common Stock so issued will be validly issued, fully paid and nonassessable.

(v) Allocation of Costs. The corporation will pay any and all stamp or similar taxes that may be payable in respect of the issuance or delivery of shares of Common Stock on conversion of Series D Preferred Stock. The corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series D Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person requesting such issuance has paid to the corporation the amount of any such tax or has established to the satisfaction of the corporation that such tax has been paid.

(vi) Payment in Lieu of Fractional Shares. No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon the conversion of Series D Preferred Stock. If any such conversion would otherwise require the issuance of such a fractional share, an amount equal to such fraction multiplied by the average of the average high and low sales price per share for the Common Stock, as reported on the Nasdaq National Market or such national securities exchange on which the Common Stock is primarily traded at the time of such computation, for thirty (30) consecutive trading days immediately preceding the date of conversion, shall be paid to the holder in cash by the corporation.

(vii) Approval of Conversion. Conversion of shares of the Series D Preferred Stock held of record by Thomas D. Flanagan may be converted into shares of Common Stock pursuant to this Paragraph (2)(a)5 only if the conversion has received the prior approval of the Board of Governors of the Federal Reserve System or, where permitted to be approved by a Federal Reserve Bank, the prior approval of the appropriate Federal Reserve Bank, unless at the time of such redemption, such prior approval shall not be required under applicable laws, rules or regulations, or order of said Board of Governors.

6. Liquidation Preference. In the event of a voluntary or involuntary liquidation, dissolution or winding up of the corporation, each holder of the Series D Preferred Stock shall be entitled to receive out of the assets of the corporation available for distribution to shareholders, after payment in full of all amounts owing to the holders of all shares of all classes or series of stock having rights senior to the Series D Preferred Stock upon the liquidation, dissolution or winding up of the corporation, an amount per share equal to, but no more than, the Series D Stated Value per share of each share of Series D Preferred Stock held by such holder, including all accrued and unpaid dividends, whether or not declared, to and including the date of the voluntary or involuntary liquidation, dissolution or winding up of the corporation. Until payment to the holders of the Series D Preferred Stock of all amounts owing as aforesaid, or until money or other assets sufficient for such payment shall have been set apart from its other funds and assets for payment by the corporation, for the account of such holders, so as to be and continue to be available for payment to such holders, no payment or distribution upon such liquidation, dissolution or winding up shall be made to holders of shares ranking junior to, or on a parity with, the Series D Preferred Stock as to rights upon the liquidation, dissolution or winding up of the corporation. The Common Stock and each series of Preferred Stock shall be junior to the Series D Preferred Stock as to rights upon the liquidation, dissolution or liquidation or winding up of the corporation, except that the Series E Preferred Stock shall be on a parity with the Series D Preferred Stock with respect to the right to receive payment or distribution upon the liquidation, dissolution or liquidation or winding up of the corporation. If upon any such liquidation, dissolution or winding up, the assets of the corporation available for payment and distribution to shareholders are insufficient to make payment in full, as hereinabove provided, to the holders of the Series D Preferred Stock and the holders of all other shares of Preferred Stock which rank on a parity with the Series D Preferred Stock as to rights upon the liquidation, dissolution or winding up of the corporation, payment shall be made to such holders ratably in accordance with the liquidation value of shares held by them, respectively.

Neither a consolidation nor merger of the corporation with or into any other corporation, nor a merger of any other corporation into the corporation, nor the purchase or redemption of all or any part of the outstanding shares of any class or classes of stock of the corporation, nor the sale or transfer of properties of the corporation substantially as an entirety, shall be construed to be a liquidation, dissolution or winding up of the corporation within the meaning of the foregoing provisions.

7. Business Combinations and Other Transactions. The Corporation shall not effect a merger, consolidation, reorganization, recapitalization or similar transaction or an exchange of securities with another party unless, following such merger, consolidation, reorganization, recapitalization, similar transaction or exchange of securities, (i) the Series D Preferred Stock will remain issued and outstanding, or (ii) provision shall have been made for the issuance to the holders of the Series D Preferred Stock of another series of preferred stock with powers, preferences and special rights substantially identical to those of the Series D Preferred Stock.

8. Voting of Series D Preferred Stock. The holders of the Series D Preferred Stock shall have no right to vote upon any matter except as shall be affirmatively provided in the Ohio General Corporation Law.

(b) Series E Perpetual Preferred Stock. Two-Thousand shares of preferred stock of the corporation shall be designated “Series E Perpetual Preferred Stock” and shall have the rights, preferences and entitlements that follow:

1. Designation and Amount. The shares of such series shall be designated as Series E Perpetual Preferred Stock (the “Series E Preferred Stock”), which shall be a closed series consisting of 2,000 shares of cumulative perpetual preferred stock. The number of authorized shares of Series E Preferred Stock may not be increased or decreased. Each share of the Series E Preferred Stock shall have a stated value of $1,000 per share (the “Series E Stated Value”).

2. Dividends.

(i) Entitlement. The holders of Series E Preferred Stock shall be entitled to receive, as and when declared payable by the Board of Directors from funds of the corporation legally available for the payment thereof, cumulative preferred dividends in lawful money of the United States of America at the applicable rate fixed and determined as herein authorized, and no more, payable quarterly on the last day of each March, June, September, and December (the “Series E Dividend Payment Dates”) in each year with respect to the quarterly period beginning on the first day of each calendar quarter and ending on each such respective payment date (the “Series E Dividend Period”) to shareholders of record on a date, to be fixed by the Board of Directors, not exceeding forty (40) days preceding each Series E Dividend Payment Date. Accumulations of dividends shall not bear interest. The initial dividend payment for Series E Preferred Stock will accrue from the date such series is issued and will be payable on the first Series E Dividend Payment Date following such date. The annual rate of preferred dividends on each share of Series E Preferred Stock shall be the product of the applicable Series E Dividend Rate (as hereinafter described) and the Series E Stated Value, payable in quarterly installments, provided, however, that if any change in the Series E Dividend Rate shall occur the dividends payable for that part of the Series E Dividend Period occurring prior to such change shall be payable on the basis of the Series E Dividend Rate in effect prior to such change and the dividends payable for that part of the Series E Dividend Period from and after such change shall be payable on the basis of the Series E Dividend Rate then becoming effective and such determination shall be made on the basis of a thirty (30) day month and a three hundred and sixty (360) day year.

(ii) Series E Dividend Rate. The rate of preferred dividends per share of the Series E Preferred Stock per annum based on the Series E Stated Value (the “Series E Dividend Rate”) shall be eight percent (8%).

(iii) Cumulative and Perpetual. Dividends payable on account of the Series E Preferred Stock shall be cumulative and shall be paid, from funds of the corporation legally available for the payment thereof, so long as any shares of the Series E Preferred Stock are outstanding.

(iv) Restrictions on Dividend Payments. All shares of the Common Stock and each series of Preferred Stock shall rank junior to the Series E Preferred Stock as to dividends, except that the Series D Preferred Stock shall rank senior to the Series E Preferred Stock as to dividends.

So long as any shares of the Series E Preferred Stock remain outstanding, no dividend shall be paid or declared, or declared and set apart for payment, or other distribution made, on the shares of any class of stock ranking, as to dividend rights, junior to the Series E Preferred Stock, nor shall any shares of any class of stock (or series thereof) of the corporation ranking, as to dividend rights, junior to, or on a parity with, the Series E Preferred Stock, be purchased, redeemed or otherwise acquired for value by the corporation, unless dividends on the Series E Preferred Stock shall have been declared and paid, or declared and set apart for payment, for all past Series E Dividend Periods ending immediately prior to the date on which such dividend, distribution, purchase, redemption or acquisition is to occur and the then current Series E Dividend Period; provided, however, that the foregoing restrictions shall not apply (a) to the declaration and payment, on shares ranking junior to the Series E Preferred Stock as to dividend rights, of dividends payable solely in shares of stock of any class of shares ranking junior to the Series E Preferred Stock as to dividend rights or, (b) to the acquisition of any shares ranking junior to, or on a parity with, the Series E Preferred Stock as to dividend rights through application of the proceeds of the issue and sale of any class of any shares ranking junior to, or on a parity, with the Series E Preferred Stock as to dividend rights sold at or about the time of such acquisition. No dividends shall be paid or declared, or declared and set apart for payment, or other distribution made on any shares of any class of stock (or series thereof) of the corporation ranking, as to dividend rights, on a parity with the Series E Preferred Stock for any dividend period unless, at the same time, a like proportion of dividends for the same or similar dividend period, ratably in proportion to the respective annual dividend rate fixed therefor, shall be paid or declared, or declared and set apart for payment, on all shares of Series E Preferred Stock.

3. Status of Reacquired Shares. The corporation shall retire any of the shares of the Series E Preferred Stock that are converted into cash pursuant to Paragraph (2)(b)5., or that it repurchases or otherwise acquires, and such shares shall not be reissued as shares of Series E Preferred Stock but shall revert to authorized but unissued shares of Preferred Stock and may be reissued as shares of a different series of Preferred Stock in any future designation by the Board of Directors.

4. Restriction on Issuance of Additional Preferred Stock. So long as any shares of the Series E Preferred Stock are outstanding, the corporation shall not issue any securities ranking senior to, or on a parity with, the Series E Preferred Stock as to dividend rights or rights upon the liquidation, dissolution or winding up of the corporation without the prior approval of the holders of a majority of the Series E Preferred Stock.

5. Change of Control. In the event of a Change of Control (as defined below) of the corporation that is not approved by the holders of a majority of the outstanding shares of the Series E Preferred Stock and upon the approval of the holders of a majority of the outstanding shares of Series E Preferred Stock, the shares of Series E Preferred Stock then outstanding shall convert into the right to receive a cash payment, effective as of the effective date of such Change of Control, (the “Change of Control Effective Date”), equal to the sum of (1) the value of the consideration exchanged or paid in connection with the Change of Control for such whole number of shares of Common Stock into which the shares of Series E Preferred Stock outstanding on the Change of Control Effective Date would be convertible if such shares were at the time shares of Series D Preferred Stock, and (2) the amount that would have been payable in lieu of fractional shares to a holder of such number of shares of Series D Preferred Stock upon conversion into Common Stock. For purposes of this Paragraph (2)(b)5. a “Change of Control” shall mean any merger, consolidation, reorganization, recapitalization or similar transaction, a tender offer by or exchange of securities with another party, or a combination of the foregoing, wherein another party or its affiliates shall acquire voting securities of the corporation which, together with voting securities already owned by such party or affiliates, exceeds 50% of the voting power of the corporation entitled to vote in the election of directors of the corporation. Any consideration paid in a Change of Control other than cash shall be valued for purposes of this Paragraph (2)(b)5. on the same basis that it was valued in good faith by the Board of Directors of the corporation in taking any action on or with respect to the Change of Control.

6. Liquidation Preference. In the event of a voluntary or involuntary liquidation, dissolution or winding up of the corporation, each holder of the Series E Preferred Stock shall be entitled to receive out of the assets of the corporation available for distribution to shareholders, after payment in full of all amounts owing to the holders of all shares of all classes or series of stock having rights senior to the Series E Preferred Stock upon the liquidation, dissolution or winding up of the corporation, an amount per share equal to, but no more than, the Series E Stated Value per share of each share of Series E Preferred Stock, including all accrued and unpaid dividends whether or not declared, to and including the date of the voluntary or involuntary liquidation, dissolution or winding up of the corporation. Until payment to the holders of the Series E Preferred Stock of all amounts owing as aforesaid, or until money or other assets sufficient for such payment shall have been set apart from its other funds and assets for payment by the corporation, for the account of such holders, so as to be and continue to be available for payment to such holders, no payment or distribution upon such liquidation, dissolution or winding up shall be made to holders of shares ranking junior to, or on a parity with, the Series E Preferred Stock as to rights upon the liquidation, dissolution or winding up. The Common Stock and each series of Preferred Stock shall be junior to the Series E Preferred Stock as to rights upon the liquidation, dissolution or liquidation or winding up of the corporation, except that the Series D Preferred Stock shall be on a parity with the Series E Preferred Stock with respect to the right to receive payment or distribution upon the liquidation, dissolution or liquidation or winding up of the corporation. If upon any such liquidation, dissolution or winding up, the assets of the corporation available for payment and distribution to shareholders are insufficient to make payment in full, as hereinabove provided, to the holders of the Series E Preferred Stock and the holders of all other shares of Preferred Stock which rank on a parity with the Series E Preferred Stock as to rights upon the liquidation, dissolution or winding up of the corporation, payment shall be made to such holders ratably in accordance with the liquidation value of shares held by them, respectively.

Neither a consolidation nor merger of the corporation with or into any other corporation, nor a merger of any other corporation into the corporation, nor the purchase or redemption of all or any part of the outstanding shares of any class or classes of stock of the corporation, nor the sale or transfer of properties of the corporation substantially as an entirety, shall be construed to be a liquidation, dissolution or winding up of the corporation within the meaning of the foregoing provisions.

7. Business Combinations and Other Transactions. The Corporation shall not effect a merger, consolidation, reorganization, recapitalization or similar transaction or an exchange of securities with another party unless, following such merger, consolidation, reorganization, recapitalization, similar transaction or exchange of securities, (i) the Series E Preferred Stock will remain issued and outstanding, (ii) provision shall have been made for the issuance to the holders of the Series E Preferred Stock of another series of preferred stock with powers, preferences and special rights substantially identical to those of the Series E Preferred Stock, or (iii) the holders of a majority of the outstanding shares of the Series E Preferred Stock shall have approved the conversion of the outstanding shares of Series E Preferred Stock into the right to receive a cash payment in accordance with Paragraph (2)(b)5.

8. Voting of Series E Preferred Stock. The holders of the Series E Preferred Stock shall have no right to vote upon any matter except as shall be affirmatively provided in the Ohio General Corporation Law.

(c) Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of preferred stock of the Corporation a series of preferred stock designated as the “Fixed Rate Cumulative Perpetual Preferred Stock, Series F” (the “Designated Preferred Stock”). The authorized number of shares of Designated Preferred Stock shall be 136,321. Each of the 136,321 shares of the Designated Preferred Stock, no par value, shall have a liquidation preference of $25,000 per share, and $3,408,025,000 in the aggregate.

1. Standard Provisions. The Standard Provisions contained in Annex A attached hereto are incorporated herein by reference in their entirety and shall be deemed to be a part of this Certificate of Designations to the same extent as if such provisions had been set forth in full herein.

2. Definitions. The following terms are used in this Certificate of Designations (including the Standard Provisions in Annex A hereto) as defined below:

(i) “Common Stock” means the common stock, par value $0.00 per share, of the Corporation.

(ii) “Dividend Payment Date” means March 31, June 30, September 30 and December 31 of each year.

(iii) “Junior Stock” means the Common Stock and any other class or series of stock of the Corporation the terms of which expressly provide that it ranks junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation.

(iv) “Liquidation Amount” means $25,000 per share of Designated Preferred Stock.

(v) “Minimum Amount” means $852,006,000.00.

(vi) “Parity Stock” means any class or series of stock of the Corporation (other than Designated Preferred Stock) the terms of which do not expressly provide that such class or series will rank senior or junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation (in each case without regard to whether dividends accrue cumulatively or non-cumulatively). Without limiting the foregoing, Parity Stock shall include the Corporation’s Series G Preferred Stock.

(vii) “Signing Date” means the Original Issue Date.

3. Certain Voting Matters. Holders of shares of Designated Preferred Stock will be entitled to one vote for each such share on any matter on which holders of Designated Preferred Stock are entitled to vote, including any action by written consent.

(d) 8.50% Non-Cumulative Perpetual Convertible Preferred Stock, Series G. Forty-Six Thousand (46,000) shares of the preferred stock of the Corporation shall be designated “8.50% Non-Cumulative Perpetual Convertible Preferred Stock, Series G.” Each of the Forty-Six Thousand (46,000) shares of the Series G Preferred Stock, no par value, shall have a liquidation preference of $25,000 per share, and $1,150,000,000 in the aggregate, and shall have the rights, preferences and entitlements that follow:

1. Designation. The shares of such series shall be designated as “8.50% Non-Cumulative Perpetual Convertible Preferred Stock, Series G” (the “Series G Preferred Stock”).

2. Dividends.

(i) Dividends on shares of Series G Preferred Stock will not be mandatory. Holders of the Series G Preferred Stock, in preference to the holders of the corporation’s common stock and of any other shares of the corporation’s stock ranking junior to the Series G Preferred Stock as to payment of dividends, will be entitled to receive, only when, as and if declared by the Board of Directors, out of funds legally available for payment, cash dividends. These dividends will be payable at a rate per annum equal to 8.50% (the “Dividend Rate”), applied to the $25,000 liquidation preference per share, and will be paid on March 31, June 30, September 30 and December 31 of each year (each, a “Dividend Payment Date”), with respect to the Dividend Period, or portion thereof, ending on the day preceding the respective Dividend Payment Date. A “Dividend Period” means each period commencing on (and including) a Dividend Payment Date and continuing to (but not including) the next succeeding Dividend Payment Date, except that the first Dividend Period for the initial issuance of the Series G Preferred Stock will commence upon the original issue date of the Series G Preferred Stock and be paid on September 30, 2008. Dividends will be paid to holders of record on the respective date fixed for that purpose by the Board of Directors in advance of payment of each particular dividend. If a Dividend Payment Date is not a business day, the applicable dividend shall be paid on the first business day following that day without adjustment. A “business day” means any day other than a Saturday, Sunday or any other day on which banking institutions and trust companies in New York, New York and Cincinnati, Ohio are permitted or required by any applicable law to close. The amount of dividends payable per share of Series G Preferred Stock on each Dividend Payment Date will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

(ii) Dividends on shares of Series G Preferred Stock will not be cumulative. Accordingly, if the Board of Directors does not declare a dividend on the Series G Preferred Stock payable in respect of any dividend period before the related Dividend Payment Date, such dividend will not accrue and the corporation will have no obligation to pay a dividend for that dividend period on the Dividend Payment Date or at any future time, whether or not dividends on the Series G Preferred Stock are declared for any future dividend period.

3. Ranking.

(i) With respect to the payment of dividends and the amounts to be paid upon liquidation, the Series G Preferred Stock will rank (a) senior to the corporation’s common stock and all other equity securities designated as ranking junior to the Series G Preferred Stock, which will include all future issuances of preferred stock, other than those series designated as ranking on parity with it; (b) at least equally with all other equity securities designated as ranking on a parity with the Series G Preferred Stock with respect to the payment of dividends and distribution of assets upon any liquidation, dissolution or winding-up of the corporation; and (c) junior to the Series D Preferred Stock (as defined in Paragraph A(2)(a) of this Article Fourth) and Series E Preferred Stock (as defined in Paragraph A(2)(b) of this Article Fourth).

(ii) The corporation will not issue any series of preferred stock in the future that ranks senior to the Series G Preferred Stock, but the corporation may issue additional series ranking junior to or on a parity with the Series G Preferred Stock with respect to the payment of dividends and distribution of assets upon any liquidation, dissolution or winding up of the corporation. The corporation’s common stock and any other equity securities designated as ranking junior to the Series G Preferred Stock are referred to herein as “junior stock.”

(iii) So long as any shares of Series G Preferred Stock remain outstanding, unless the full dividends for the then-current Dividend Period on all outstanding shares of Series G Preferred Stock have been paid, or declared and funds set aside therefor, on any day in the immediately succeeding Dividend Period: (a) no dividend whatsoever shall be declared on any junior stock, other than a dividend payable solely in junior stock; and (b) the corporation and its subsidiaries may not purchase, redeem or otherwise acquire for consideration (other than as a result of reclassification of junior stock for or into junior stock, or the exchange or conversion of one share of junior stock for or into another share of junior stock, and other than through the use of the proceeds of a substantially contemporaneous sale of other shares of junior stock), nor will the corporation pay to or make available any monies for a sinking fund for the redemption of any junior stock.

(iv) On any Dividend Payment Date for which full dividends are not paid, or declared and funds set aside therefor, upon the Series G Preferred Stock and any shares of any class or series or any securities convertible into shares of any class or series of other equity securities designated as ranking on a parity with the Series G Preferred Stock as to payment of dividends (“Dividend Parity Stock”), all dividends paid or declared for payment on that Dividend Payment Date with respect to the Series G Preferred Stock and the Dividend Parity Stock shall be shared: (a) first ratably by the holders of any shares of such other series of Dividend Parity Stock who have the right to receive dividends with respect to Dividend Periods prior to the then-current Dividend Period, in proportion to their respective amounts of the undeclared and unpaid dividends relating to prior Dividend Periods; and (b) thereafter by the holders of the shares of Series G Preferred Stock and the Dividend Parity Stock on a pro rata basis.

(v) The corporation will not issue any new series of preferred stock having dividend payment dates that are not a March 31, June 30, September 30 and December 31 (or the next business day, if applicable).

4. Conversion.

(i) Optional Conversion Right. Each share of the Series G Preferred Stock may be converted at any time, at the option of the holder, into 2,159.8272 shares of the corporation’s common stock plus cash in lieu of fractional shares, subject to anti-dilution adjustments (such rate or adjusted rate, the “conversion rate”).

The conversion rate and the corresponding conversion price in effect at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price,” respectively, and will be subject to adjustment as described below. The applicable conversion price at any given time will be computed by dividing $25,000 by the applicable conversion rate at such time.

If the conversion date is prior to the record date for any declared dividend on Series G Preferred Stock for the dividend period in which the holder elects to convert, the holder will not receive any declared dividends for that dividend period. If the conversion date is after the record date for any declared dividend and prior to the dividend payment date, the holder will receive that dividend on the relevant dividend payment date if the holder was the holder of record on the record date for that dividend; however, whether or not the holder was the holder of record on the record date, if the holder converts after a record date and prior to the related dividend payment date, the holder must pay to the conversion agent (as defined in Paragraph 4(xiii)) when the holder converts the holder’s shares of Series G Preferred Stock an amount in cash equal to the full dividend actually paid on the dividend payment date for the then-current dividend period on the shares being converted, unless the holder’s shares of Series G Preferred Stock are being converted as a consequence of a mandatory conversion at the option of the corporation, a make-whole acquisition or a fundamental change as described below in Paragraph 4(ii), Paragraph 4(v) and Paragraph 4(vi).

The corporation will pay any and all stock transfer, documentary, stamp and similar taxes that may be payable in respect of any issuance or delivery of shares of Series G Preferred Stock or shares of the corporation’s common stock or other securities issued on account of Series G Preferred Stock or certificates representing such shares or securities. The corporation will not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series G Preferred Stock, shares of the corporation’s common stock or other securities in a name other than that in which the shares of Series G Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any person other than a payment to the registered holder thereof, and will not be required to make any such issuance, delivery or payment unless and until the person otherwise entitled to such issuance, delivery or payment has paid to the corporation the amount of any such tax or has established, to the satisfaction of the corporation, that such tax has been paid or is not payable.

(ii) Mandatory Conversion at the Option of the corporation. On or after June 30, 2013, the corporation may, at its option, at any time or from time to time cause some or all of the Series G Preferred Stock to be converted into shares of the corporation’s common stock at the then applicable conversion rate. The corporation may exercise its conversion right if, for twenty (20) trading days within any period of thirty (30) consecutive trading days, including the last trading day of such period, ending on the trading day preceding the date the corporation gives notice of mandatory conversion, the closing price of the corporation’s common stock exceeds 130% of the then applicable conversion price of the Series G Preferred Stock. If less than all of the Series G Preferred Stock are converted, the conversion agent will select the Series G Preferred Stock to be converted by lot, or on a pro rata basis or by another method the conversion agent considers fair and appropriate, including any method required by The Depository Trust Company (“DTC”) or any successor depositary (so long as such method is not prohibited by the rules of any stock exchange or quotation association on which the Series G Preferred Stock is then traded or quoted). If the conversion agent selects a portion of a holder’s shares of Series G Preferred Stock for partial mandatory conversion and the holder converts a portion of the holder’s shares of Series G Preferred Stock at the same time, the portion converted at the holder’s option will reduce the portion of the holder’s Series G Preferred Stock selected for mandatory conversion. The “closing price” of the corporation’s common stock on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price per share of the corporation’s common stock on the NASDAQ Global Select Market on that date. If the shares of the corporation’s common stock are not traded on the NASDAQ Global Select Market on any date of determination, the closing price of the corporation’s common stock on any date of determination means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the corporation’s common stock is so listed or quoted, or, if no closing price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which the corporation’s common stock is so listed or quoted, or if the corporation’s common stock is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for the corporation’s common stock in the over-the-counter market as reported by Pink Sheets LLC or a similar organization, or, if that bid price is not available, the market price of the corporation’s common stock on that date as determined by a nationally recognized independent investment banking firm (unaffiliated with the corporation) retained by the corporation for this purpose. The “closing price” for any other share of capital stock shall be determined on a comparable basis. A “trading day” is a day on which the corporation’s common stock: (a) are not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business; and (b) have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the corporation’s common stock.

For purposes of calculating the “closing price” of the corporation’s common stock, if a reorganization event (as defined in Paragraph 4(vii) below) has occurred and (1) the exchange property (as defined in Section 4(vii)) consists only of shares of the corporation’s common stock, the “closing price” shall be based on the closing price of such shares of the corporation’s common stock; (2) the exchange property consists only of cash, the “closing price” shall be the cash amount paid per share; and (3) the exchange property consists of securities, cash and/or other property, the “closing price” shall be based on the sum, as applicable, of (x) the closing price of the corporation’s common stock, (y) the cash amount paid per share and (z) the value (as determined by the Board of Directors from time-to-time) of any other securities or property paid to the corporation’s shareholders in connection with the reorganization event.

All references to the closing price and last reported sale price of one of the shares of the corporation’s common stock on the NASDAQ Global Select Market shall be such closing price and last reported sale price as reflected on the website of the NASDAQ Global Select Market (http://www.nasdaq.com) and as reported by Bloomberg Professional Service; provided that in the event that there is a discrepancy between the closing sale price as reflected on the website of the NASDAQ Global Select Market and as reported by Bloomberg Professional Service, the closing sale price and last reported sale price on the website of the NASDAQ Global Select Market shall govern.

To exercise the mandatory conversion right described above, the corporation must give notice (i) by providing a notice of such conversion to each holder of the corporation’s Series G Preferred Stock or (ii) issuing a press release and making this information available on the corporation’s website. The conversion date will be a date selected by the corporation (the “mandatory conversion date”) and will be no less than ten days, and no more than twenty (20) days, after the date on which the corporation provides such notice of mandatory conversion or issues such press release. In addition to any information required by applicable law or regulation, the notice of mandatory conversion and press release shall state, as appropriate: (a) the mandatory conversion date; (b) the number shares of the corporation’s common stock to be issued upon conversion of each share of Series G Preferred Stock; and (c) the number of shares of Series G Preferred Stock to be converted.

(iii) Limitation on Beneficial Ownership. Notwithstanding the foregoing, no holder of Series G Preferred Stock will be entitled to receive shares of the corporation’s common stock upon conversion to the extent (but only to the extent) that such receipt would cause such converting holder to become, directly or indirectly, a “beneficial owner” (within the meaning of Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of more than 9.9% of the shares of the corporation’s common stock outstanding at such time. Any purported delivery of the corporation’s common stock upon conversion of Series G Preferred Stock shall be void and have no effect to the extent, but only to the extent, that such delivery would result in the converting holder becoming the beneficial owner of more than 9.9% of the shares of the corporation’s common stock outstanding at such time. If any delivery of the corporation’s common stock owed to a holder upon conversion of Series G Preferred Stock is not made, in whole or in part, as a result of this limitation, the corporation’s obligation to make such delivery shall not be extinguished and the corporation shall deliver such shares as promptly as practicable after any such converting holder gives notice to the corporation that such delivery would not result in it being the beneficial owner of more than 9.9% of the corporation’s common stock outstanding at such time. This limitation on beneficial ownership shall not constrain in any event the corporation’s ability to exercise its right to cause the Series G Preferred Stock to convert mandatorily.

(iv) Conversion Procedures. Conversion into the shares of the corporation’s common stock will occur on the mandatory conversion date or any applicable conversion date (as defined below). On the mandatory conversion date, certificates representing shares of the corporation’s common stock will be issued and delivered to the holder or the holder’s designee upon presentation and surrender of the certificate evidencing the Series G Preferred Stock to the conversion agent if shares of the Series G Preferred Stock are held in certificated form, and upon compliance with some additional procedures described below. If a holder’s interest is a beneficial interest in a global certificate representing Series G Preferred Stock, a book-entry transfer through DTC will be made by the conversion agent upon compliance with the depositary’s procedures for converting a beneficial interest in a global security. On the date of any conversion at the option of the holders, if a holder’s interest is in certificated form, a holder must do each of the following in order to convert: (a) complete and manually sign the conversion notice provided by the conversion agent, or a facsimile of the conversion notice, and deliver this irrevocable notice to the conversion agent; (b) surrender the shares of Series G Preferred Stock to the conversion agent; (c) if required, furnish appropriate endorsements and transfer documents; (d) if required, pay all transfer or similar taxes; and (e) if required, pay funds equal to any declared and unpaid dividend payable on the next dividend payment date.

If a holder’s interest is a beneficial interest in a global certificate representing Series G Preferred Stock, in order to convert, a holder must comply with the last three requirements listed above and comply with the depositary’s procedures for converting a beneficial interest in a global security. The date on which a holder complies with the foregoing procedures is the “conversion date.”

A holder may obtain copies of the required form of the conversion notice from the conversion agent. The conversion agent will, on a holder’s behalf, convert the Series G

Preferred Stock into the corporation’s common stock, in accordance with the terms of the notice delivered by the corporation described below. Payments of cash for dividends and in lieu of fractional shares and, if the corporation’s common stock is to be delivered, a book-entry transfer through DTC will be made by the conversion agent.

The person or persons entitled to receive shares of the corporation’s common stock and/or securities issuable upon conversion of the Series G Preferred Stock will be treated as the record holder(s) of such shares as of the close of business on the applicable conversion date. Prior to the close of business on the applicable conversion date, the shares of the corporation’s common stock and/or securities issuable upon conversion of the Series G Preferred Stock will not be deemed to be outstanding for any purpose and the holder will have no rights with respect to the corporation’s common stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on the corporation’s common stock or other securities issuable upon conversion, by virtue of holding the Series G Preferred Stock.

(v) Conversion Upon Certain Acquisitions.

(a) General. The following provisions will apply if, prior to the conversion date, one of the following events occur prior to the conversion date for shares of Series G Preferred Stock: (i) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of shares of the corporation’s capital stock entitling such person or group to exercise 50% or more of the total voting power of all shares of the corporation’s capital stock; or (ii) consummation of any consolidation or merger of the corporation or similar transaction or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the corporation and its subsidiaries, taken as a whole, to any person other than one of the corporation’s subsidiaries, in each case pursuant to which the corporation’s common stock will be converted into cash, securities or other property, other than pursuant to a transaction in which the persons that “beneficially owned” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, voting shares immediately prior to such transaction beneficially own, directly or indirectly, voting shares representing a majority of the total voting power of all outstanding classes of voting shares of the continuing or surviving person immediately after the transaction. These transactions are referred to as “make-whole acquisitions;” provided, however, that a make-whole acquisition will not be deemed to have occurred if (x) at least 90% of the consideration (as determined by the Board of Directors) received by holders of the corporation’s common stock in the transaction or transactions consists of shares of the corporation’s common stock or American Depositary Receipts in respect of shares of the corporation’s common stock that are traded on a U.S. national securities exchange or that will be traded on a U.S. national securities exchange when issued or exchanged in connection with a make-whole acquisition and (y) such transaction or transactions are a reorganization event (as described below in Paragraph 4(vii) with the consequence that each share of Series G Preferred Stock outstanding immediately prior to such transaction or transactions will become convertible into such shares of the corporation’s common stock or American Depositary Receipts in respect of shares of the corporation’s common stock in such transaction or transactions. Upon a make-whole acquisition, the corporation will, under the circumstances provided below in this Section 4(v), increase the conversion rate in respect of any conversions of the Series G Preferred Stock that occur during the period (the “make-whole acquisition conversion period”) beginning on the effective date of the make-whole acquisition (the “make-whole acquisition effective date”) and ending on the date that is thirty (30) days after the make-whole acquisition effective date, by a number of additional shares of the corporation’s common stock (the “make-whole shares”) as described below.

The corporation will notify holders, at least twenty (20) days prior to the anticipated make-whole acquisition effective date of such make-whole acquisition, or within two business days of becoming aware of a make-whole acquisition described in Paragraph 4(v)(a)(i) of the anticipated make-whole acquisition effective date of such transaction. The notice will specify the anticipated make-whole acquisition effective date of the make-whole acquisition and the date by which each holder’s make-whole acquisition conversion right must be exercised, which shall be thirty (30) days after the make-whole acquisition effective date. The corporation will also notify holders on the make-whole acquisition effective date of such make-whole acquisition, or as soon as practicable thereafter, specifying, among other things, the date that is thirty (30) days after the make-whole acquisition effective date, the number of make-whole shares and the amount of the cash, securities and other consideration receivable by the holder upon conversion. To exercise the make-whole acquisition conversion right, a holder must deliver to the conversion agent, on or before the close of business on the date specified in the notice, the certificate evidencing such holder’s shares of the Series G Preferred Stock, if the shares of the Series G Preferred Stock are held in certificated form. If a holder’s interest is a beneficial interest in a global certificate representing Series G Preferred Stock, in order to convert a holder must comply with the requirements listed above in Paragraph 4(iv) and comply with the depositary’s procedures for converting a beneficial interest in a global security. The date that the holder complies with these requirements is referred to as the “make-whole conversion date.” If a holder does not elect to exercise the make-whole acquisition conversion right within the specified period, such holder’s shares of the Series G Preferred Stock will remain outstanding until otherwise converted but will not be eligible to receive make-whole shares.

(b) Make-Whole Shares. The following table sets forth the number of make-whole shares per share of Series G Preferred Stock for each share price and effective date set forth below:

Common Stock Price	June 25, 2008	June 30, 2009	June 30, 2010	June 30, 2011	June 30, 2012	June 30, 2013	Thereafter
$9.26	539.9568	539.9568	539.9568	539.9568	535.4657	539.9568	539.9568
$10.00	507.7434	479.3367	458.2452	442.3782	421.6382	439.6154	435.4400
$11.50	373.3951	345.2667	322.2862	298.7240	267.3819	266.8385	261.2518
$13.00	283.2983	258.3703	233.8376	204.7061	164.5931	130.8016	134.0156
$15.05	209.7587	186.8266	165.4783	134.2429	90.7086	0.7189	0.9596
$17.50	152.3791	133.5064	114.7792	86.6998	46.6655	—	—
$20.00	118.6715	103.5533	88.6562	64.3948	32.6515	—	—
$22.50	96.7425	84.4161	72.7387	52.2759	26.5248	—	—

$25.00	81.2203	71.2120	62.0169	44.6319	22.8395	—	—
$30.00	60.5934	53.8142	48.0275	34.8204	17.8425	—	—
$40.00	37.9361	34.2680	31.8490	23.3217	11.7063	—	—
$50.00	25.8236	23.4291	22.4928	16.5102	8.0380	—	—
$60.00	18.4131	16.6115	16.4176	12.0103	5.6052	—	—
$80.00	10.0753	8.7237	9.1358	6.4894	2.6035	—	—
$100.00	5.6902	4.4637	5.0780	3.3018	0.8643	—	—
$125.00	2.6300	1.4728	2.1313	0.9092	—	—	—

The exact common stock price and effective dates may not be set forth on the table, in which case:

(i) if the common stock price is between two common stock price amounts on the table or the effective date is between two dates on the table, the number of make-whole shares will be determined by straight-line interpolation between the number of make-whole shares set forth for the higher and lower common stock price amounts and the two dates, as applicable, based on a 365-day year;

(ii) if the common stock price is in excess of $125.00 per share (subject to adjustment as described below ), no make-whole shares will be issued upon conversion of the Series G Preferred Stock; and

(iii) if the common stock price is less than $9.26 per share (subject to adjustment as described below), no make-whole shares will be issued upon conversion of the Series G Preferred Stock.

The number of make-whole shares will be determined by reference to the table above and is based on the make-whole acquisition effective date and the price (the “share price”) paid per share of the corporation’s common stock in such transaction. If the holders of the corporation’s common stock receive only cash (in a single per-share amount, other than with respect to appraisal and similar rights) in the make-whole acquisition, the share price shall be the cash amount paid per share. For purposes of the preceding sentence as applied to a make-whole acquisition described in Paragraph 4(v)(a)(x) above, a single price per share shall be deemed to have been paid only if the transaction or transactions that caused the person or group to become direct or indirect ultimate beneficial owners of the corporation’s common stock representing more than 50% of the voting power of the corporation’s common stock was a tender offer for more than 50% of the corporation’s outstanding common stock. Otherwise, the share price shall be the average of the closing price per share of the corporation’s common stock on the ten (10) trading days up to but not including the make-whole acquisition effective date.

The share prices set forth in the second column of the table will be adjusted as of any date on which the conversion rate of the Series G Preferred Stock is adjusted. The adjusted share prices will equal the share prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the share price adjustment and the denominator of which is the conversion rate as so adjusted. Each of the number of make-whole shares in the table will be subject to adjustment in the same manner as the conversion rate as set forth under Paragraph 4(viii).

(vi) Conversion Upon Fundamental Change. In lieu of receiving the make-whole shares, if the reference price (as defined below) in connection with a make-whole acquisition is less than $9.26, subject to adjustment (a “fundamental change”), a holder may elect to convert each share of Series G Preferred Stock during the period beginning on the effective date of the fundamental change and ending on the date that is thirty (30) days after the effective date of the fundamental change at an adjusted conversion price equal to the greater of (1) the reference price and (2) $ 4.63, subject to adjustment (the “base price”). The base price will be adjusted as of any date that the conversion rate of the Series G Preferred Stock is adjusted. The adjusted base price will equal the base price applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the conversion rate adjustment and the denominator of which is the conversion rate as so adjusted. If the reference price is less than the base price, holders will receive a maximum of 5,399.5680 shares of the corporation’s common stock per share of Series G Preferred Stock, subject to adjustment, which may result in a holder receiving value that is less than the liquidation preference of the Series G Preferred Stock. In lieu of issuing shares of the corporation’s common stock upon conversion in the event of a fundamental change, the corporation may at its option, and the corporation obtains any necessary regulatory approval, make a cash payment equal to the reference price for each share of the corporation’s common stock otherwise issuable upon conversion.

The “reference price” shall be the “share price” as defined above in the paragraph immediately succeeding the table under Paragraph 4(v).

To exercise the fundamental change conversion right, a holder must comply with the requirements listed above under Paragraph 4(iv) on or before the date that is thirty (30) days following the effectiveness of the fundamental change and indicate that it is exercising the fundamental change conversion right. If a holder does not elect to exercise the fundamental change conversion right, such holder will not be eligible to convert such holder’s shares at the base price and such holder’s shares of the Series G Preferred Stock will remain outstanding until otherwise converted.

The corporation will notify holders, at least twenty (20) days prior to the anticipated effective date of a fundamental change, or within two business days of becoming aware of a make-whole acquisition described in the Paragraph 4(v)(a)(i) of the anticipated effective date of such transaction. The notice will specify the anticipated effective date of the fundamental change and the date by which each holder’s fundamental change conversion right must be exercised. The corporation also will provide notice to holders on the effective date of a fundamental change, or as soon as practicable thereafter, specifying, among other things, the date that is thirty (30) days after the effective date, the adjusted conversion price following the fundamental change and the amount of the cash, securities and other consideration receivable by the holder upon conversion. To exercise the fundamental change conversion right, a holder must comply with the requirements listed above in Paragraph 4(iv) on or before the date that is thirty

(30) days following the effectiveness of the fundamental change and indicate that it is exercising the fundamental change conversion right. If a holder does not elect to exercise the fundamental change conversion right within such period, such holder will not be eligible to convert such holder’s shares at the base price and such holder’s shares of Series G Preferred Stock will remain outstanding (subject to the holder electing to convert such holder’s shares as described above in Paragraph 4(v).

(vii) Reorganization Events. In the event of: (a) any consolidation or merger of the corporation with or into another person in each case pursuant to which the corporation’s common stock will be converted into cash, securities or other property of the corporation or another person; (b) any sale, transfer, lease or conveyance to another person of all or substantially all of the consolidated assets of the corporation and its subsidiaries, taken as a whole, in each case pursuant to which the corporation’s common stock will be converted into cash, securities or other property; (c) any reclassification of the corporation’s common stock into securities, including securities other than the corporation’s common stock; or (d) any statutory exchange of the corporation’s securities with another person (other than in connection with a merger or acquisition, each of which is referred to as a “reorganization event,” each share of the Series G Preferred Stock outstanding immediately prior to such reorganization event will, without the consent of the holders of the Series G Preferred Stock, become convertible into the types and amounts of securities, cash and other property receivable in such reorganization event by a holder of the corporation’s common stock that was not the counterparty to the reorganization event or an affiliate of such other party (such securities, cash and other property, the “exchange property”). In the event that holders of the corporation’s common stock have the opportunity to elect the form of consideration to be received in such transaction, the consideration that the holders of the Series G Preferred Stock are entitled to receive will be deemed to be the types and amounts of consideration received by the majority of the holders of the corporation’s common stock that affirmatively make an election. In the event that holders of the corporation’s common stock either (i) do not have the opportunity to elect the form of consideration to be received in the transaction or (ii) do not make any such election, the consideration that the holders of the Series G Preferred Stock are entitled to receive will be deemed to be the type and amount of consideration received by the holders of the corporation’s common stock (and in the same proportions). Holders have the right to convert their shares of Series G Preferred Stock in the event of certain acquisitions as described in Paragraph 4(v) and Paragraph 4(vi).

(viii) Anti-Dilution Rate Adjustments. The conversion rate will be adjusted, without duplication, if certain events occur:

(a) the issuance of the corporation’s common stock as a dividend or distribution to all holders of the corporation’s common stock, or a subdivision or combination of the corporation’s common stock (other than in connection with a transaction constituting a reorganization event), in which event the conversion rate will be adjusted based on the following formula:

CR1	=	CR0 x (OS1 ÷ OS0)

where,

CR0	=	the conversion rate in effect at the close of business on the record date
CR1	=	the conversion rate in effect immediately after the record date
OS0	=	the number of shares of the corporation’s common stock outstanding at the close of business on the record date prior to giving effect to such event
OS1	=	the number of shares of the corporation’s common stock that would be outstanding immediately after, and solely as a result of, such event

Notwithstanding the foregoing, (1) no adjustment will be made for the issuance of the corporation’s common stock as a dividend or distribution to all holders of the corporation’s common stock that is made in lieu of a quarterly or annual cash dividend or distribution to such holders, to the extent such dividend or distribution does not exceed the applicable “dividend threshold amount” (as defined below) (with the amount of any such dividend or distribution equaling the number of such shares being issued multiplied by the average of the VWAP of the corporation’s common stock over each of the five consecutive VWAP trading days prior to the ex-date for such dividend or distribution) and (2) in the event any dividend, distribution, subdivision or combination that is the subject of this Paragraph 4(viii)(a) is declared but not so paid or made, the conversion rate shall be immediately readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay or make such dividend or distribution or effect such subdivision or combination, to the conversion rate that would then be in effect if such dividend or distribution had not been declared or such subdivision or combination had not been announced.

(b) the issuance to all holders of the corporation’s common stock of certain rights or warrants (other than rights issued pursuant to a shareholder rights plan or rights or warrants issued in connection with a transaction constituting a reorganization event) entitling them for a period expiring sixty (60) days or less from the date of issuance of such rights or warrants to purchase shares of the corporation’s common stock (or securities convertible into the corporation’s common stock) at less than (or having a conversion price per share less than) the current market price of the shares of the corporation’s common stock as of the record date, in which event the conversion rate will be adjusted based on the following formula:

CR1	=	CR0 x [(OS0 + X) ÷ (OS0 + Y)]

where,

CR0	=	the conversion rate in effect at the close of business on the record date
CR1	=	the conversion rate in effect immediately after the record date
OS0	=	the number of shares of the corporation’s common stock outstanding at the close of business on the record date
X	=	the total number of shares of the corporation’s common stock issuable pursuant to such rights or warrants (or upon conversion of such securities)
Y	=	the number of shares equal to quotient of the aggregate price payable to exercise such rights or warrants (or the conversion price for such securities paid upon conversion) divided by the average of the VWAP of shares of the corporation’s common stock over each of the ten consecutive VWAP trading days prior to the Business Day immediately preceding the announcement of the issuance of such rights or warrants

Notwithstanding the foregoing, (1) in the event that such rights or warrants described in this Section 4(viii)(b) are not so issued, the conversion rate shall be immediately readjusted, effective as of the date the Board of Directors publicly announces its decision not to issue such rights or warrants, to the conversion rate that would then be in effect if such issuance had not been declared and (2) to the extent that such rights or warrants are not exercised prior to their expiration or shares of the corporation’s common stock are otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, the conversion rate shall be readjusted to the conversion rate that would then be in effect had the adjustments made upon the issuance of such rights or warrants been made on the basis of delivery of only the number of shares of the corporation’s common stock actually delivered.

In determining the aggregate price payable for such shares of the corporation’s common stock, there shall be taken into account any consideration received by the corporation for such rights or warrants and the value of such consideration (if other than cash, to be determined by the Board of Directors). If an adjustment to the conversion rate may be required pursuant to this Paragraph 4(viii)(b) delivery of any additional shares of the corporation’s common stock that may be deliverable upon conversion as a result of an adjustment required pursuant to this Paragraph 4(viii)(b) shall be delayed to the extent necessary in order to complete the calculations provided for in this Paragraph 4(viii)(b).

(c) the dividend or other distribution to all holders of shares of the corporation’s capital stock (other than shares of the corporation’s common stock) or evidences of the corporation’s indebtedness or the corporation’s assets (excluding any dividend, distribution or issuance covered by clauses (a) or (b) above or (d) below, any dividend or distribution in connection with a transaction constituting a reorganization event or any spin-off to which the provisions set forth below in this clause (c) apply) in which event the conversion rate will be adjusted based on the following formula:

CR1	=	CR0 x [SP0 ÷ (SP0 – FMV)]

where,

CR0	=	the conversion rate in effect at the close of business on the record date
CR1	=	the conversion rate in effect immediately after the record date
SP0	=	the current market price as of the record date
FMV	=	the fair market value (as determined by the Board of Directors) on the record date of the shares of capital stock, evidences of indebtedness or assets so distributed, applicable to one of the shares of the corporation’s common stock

However, if the transaction that gives rise to an adjustment pursuant to this clause (c) is one pursuant to which the payment of a dividend or other distribution on the shares of the corporation’s common stock consists of shares of capital stock of, or similar equity interests in, a subsidiary or other business unit of the corporation (i.e., a spin-off) that are, or, when issued, will be, traded or quoted on the NYSE, the NASDAQ Stock Market or any other national or regional securities exchange or market, then the conversion rate will instead be adjusted based on the following formula:

CR1	=	CR0 x [(FMV0 + MP0 )÷ MP0]

where,

CR0	=	the conversion rate in effect at the close of business on the record date
CR1	=	the conversion rate in effect immediately after the record date
FMV0	=	the average of the VWAP of the capital stock or similar equity interests distributed to holders of the corporation’s common stock applicable to one of the shares of the corporation’s common stock over each of the ten consecutive VWAP trading days commencing on and including the third VWAP trading day after the date on which “ex-distribution trading” commences for such dividend or distribution on the NYSE or such other national or regional exchange or association or over-the-counter market or if not so traded or quoted, the fair market value of the capital stock or similar equity interests distributed to holders of the corporation’s common stock applicable to one of shares of the corporation’s common stock as determined by the Board of Directors
MP0	=	the average of the VWAP of the corporation’s common stock over each of the ten consecutive VWAP trading days commencing on and including the third VWAP trading day after the date on which “ex-distribution trading” commences for such dividend or distribution on the NYSE, the NASDAQ Global Select Market or such other national or regional exchange or association or over-the-counter market on which the corporation’s common stock is then traded or quoted

Notwithstanding the foregoing, (1) if any dividend or distribution of the type described in this Paragraph 4(viii)(c) is declared but not so paid or made, the conversion rate shall be immediately readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay such dividend or distribution, to the conversion rate that would then be in effect if such dividend or distribution had not been declared. If an adjustment to the Conversion Rate may be required under this Paragraph 4(viii)(c), delivery of any additional shares of the corporation’s common stock that may be deliverable upon conversion as a result of an adjustment required under this Paragraph 4(viii)(c) shall be delayed to the extent necessary in order to complete the calculations provided for in this Paragraph 4(viii)(c).

(d) The corporation makes a distribution consisting exclusively of cash to all holders of shares of the corporation’s common stock, excluding (a) any regular cash dividend on the shares of the corporation’s common stock to the extent that the aggregate regular cash dividend per share of the corporation’s common stock does not exceed $0.15 in any fiscal quarter (the “dividend threshold amount”) and (b) any consideration payable in connection with a tender or exchange offer made by the corporation or any of its subsidiaries referred to in clause (e) below, in which event, the conversion rate will be adjusted based on the following formula:

CR1	=	CR0 x [(SP0 – T) ÷ (SP0 – C)]

Where,

CR0	=	the conversion rate in effect at the close of business on the record date
CR1	=	the conversion rate in effect immediately after the record date
SP0	=	the current market price as of the record date
T	=	the dividend threshold amount; provided that in the case of any dividend in a quarter other than the regular quarterly dividend or distribution, the dividend threshold amount shall be deemed to be zero
C	=	the amount in cash per share the corporation distributes to holders or pay in such dividend or distribution

The dividend threshold amount is subject to adjustment on an inversely proportional basis whenever the conversion rate is adjusted, provided that no adjustment will be made to the dividend threshold amount for any adjustment made to the conversion rate pursuant to this clause (d).

Notwithstanding the foregoing, if any dividend or distribution of the type described in this Paragraph 4(viii)(d) is declared but not so paid or made, the conversion rate shall be immediately readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay such dividend or distribution, to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(e) The corporation or one or more of its subsidiaries make purchases of the corporation’s common stock pursuant to a tender offer or exchange offer by corporation or one of its subsidiaries for the corporation’s common stock to the extent that the cash and value (as determined by the Board of Directors) of any other consideration included in the payment per share of the corporation’s common stock validly tendered or exchanged exceeds the VWAP per share of the corporation’s common stock on the VWAP trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “expiration date”), in which event the conversion rate will be adjusted based on the following formula:

CR1	=	CR0 x [(FMV + (SP1 x OS1)) ÷ (SP1 x OS0)]

where,

CR0	=	the conversion rate in effect at the close of business on the expiration date
CR1	=	the conversion rate in effect immediately after the expiration date
FMV	=	the fair market value (as determined by the Board of Directors), on the expiration date, of the aggregate value of all cash and any other consideration paid or payable for shares validly tendered or exchanged and not withdrawn as of the expiration date (the “purchased shares”)

OS1	=	the number of shares of the corporation’s common stock outstanding as of the last time tenders or exchanges may be made pursuant to such tender or exchange offer (the “expiration time”) less any purchased shares
OS0	=	the number of shares of the corporation’s common stock outstanding at the expiration time, including any purchased shares
SP1	=	the average of the VWAP of shares of the corporation’s common stock over each of the five consecutive VWAP trading days commencing with the VWAP trading day immediately after the expiration date

Notwithstanding the foregoing, if the corporation, or one of its subsidiaries, is obligated to purchase shares of the corporation’s common stock pursuant to any such tender or exchange offer, but the corporation or such subsidiary is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the conversion rate shall be readjusted to be the conversion rate that would then be in effect if such tender or exchange offer had not been made. If an adjustment to the conversion rate may be required under this Paragraph 4(viii)(e), deliver of any additional shares of the corporation’s common stock that may be deliverable upon conversion as a result of an adjustment required under this Paragraph 4(viii)(e) shall be delayed to the extent necessary in order to complete the calculations provided for in this Paragraph 4(viii)(e).

“Record date” means, for purpose of a conversion rate adjustment, with respect to any dividend, distribution or other transaction or event in which the holders of the shares of the corporation’s common stock have the right to receive any cash, securities or other property or in which the shares of the corporation’s common stock (or other applicable security) are exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of the shares of the corporation’s common stock entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or by statute, contract or otherwise).

“Current market price” of the shares of the corporation’s common stock on any day, means the average of the VWAP of the shares of the corporation’s common stock over each of the ten consecutive VWAP trading days ending on the earlier of the day in question and the day before the ex-date or other specified date with respect to the issuance or distribution requiring such computation, appropriately adjusted to take into account the occurrence during such period of any event described in clauses (a) through (e) above. For purposes of the foregoing, “ex-date” means the first date on which the shares of the corporation’s common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive an issuance or distribution.

“VWAP” per share of the corporation’s common stock on any VWAP trading day means the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “FITB <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the open of trading on the relevant VWAP trading day until the close of trading on the relevant VWAP trading day (or if such volume-weighted average price is unavailable, the market price of one of the shares of the corporation’s common stock on such VWAP trading days determined, using a volume-weighted average method, by a nationally recognized investment banking firm (unaffiliated with the corporation) retained for this purpose by the corporation, which investment banking firm may be an underwriter of the Series G Preferred Stock offered hereby).

A “VWAP trading day” means, for purposes of determining a VWAP, a business day on which the relevant exchange or quotation system is scheduled to be open for business and a day on which there has not occurred or does not exist a market disruption event. A “market disruption event” means any of the following events that has occurred: (x) any suspension of, or limitation imposed on, trading by the relevant exchange or quotation system during the one-hour period prior to the close of trading for the regular trading session on the relevant exchange or quotation system (or for purposes of determining VWAP any period or periods aggregating one half-hour or longer) and whether by reason of movements in price exceeding limits permitted by the relevant exchange or quotation system or otherwise relating to the shares of the corporation’s common stock or in futures or option contracts relating to the shares of the corporation’s common stock on the relevant exchange or quotation system; (y) any event (other than a failure to open or a closure as described below) that disrupts or impairs the ability of market participants during the one-hour period prior to the close of trading for the regular trading session on the relevant exchange or quotation system (or for purposes of determining VWAP any period or periods aggregating one half-hour or longer) in general to effect transactions in, or obtain market values for, the shares of the corporation’s common stock on the relevant exchange or quotation system or futures or options contracts relating to the shares of the corporation’s common stock on any relevant exchange or quotation system; or (z) the failure to open of the exchange or quotation system on which futures or options contracts relating to the shares of the corporation’s common stock are traded or the closure of such exchange or quotation system prior to its respective scheduled closing time for the regular trading session on such day (without regard to after hours or other trading outside the regular trading session hours) unless such earlier closing time is announced by such exchange or quotation system at least one hour prior to the earlier of the actual closing time for the regular trading session on such day and the submission deadline for orders to be entered into such exchange or quotation system for execution at the actual closing time on such day.

Except as stated above, the conversion rate will not be adjusted for the issuance of the corporation’s common stock or any securities convertible into or exchangeable for shares of the corporation’s common stock or carrying the right to purchase any of the foregoing or for the repurchase of shares of the corporation’s common stock. An adjustment to the conversion rate also need not be made for a transaction referred to in clauses (a) through (e) above if holders of the Series G Preferred Stock may participate in the transaction on a basis and with notice that the Board of Directors determines to be fair and appropriate in light of the basis and notice on which holders of the corporation’s common stock participate in the transaction. In addition, no adjustment to the conversion rate need be made for a change in the par value or no par value of the corporation’s common stock.

The corporation may from time to time, to the extent permitted by law and subject to the applicable rules of the NASDAQ, increase the conversion rate of the Series G Preferred Stock by a specified amount for a period of at least twenty (20) business days. In that case, the corporation will give at least fifteen (15) calendar days’ prior notice of such increase. The corporation may also make such increases in the conversion rate, in addition to those set forth above, as the Board of Directors deems advisable to avoid or diminish any income tax to holders of the corporation’s common stock resulting from any dividend or distribution of shares (or rights to acquire stock) or from any event treated as such for income tax purposes.

No adjustment in the conversion rate will be required unless such adjustment would require an increase or decrease of at least one percent; provided, however, that any such minor adjustments that are not required to be made will be carried forward and taken into account in any subsequent adjustment, and provided further that any such adjustment of less than one percent that has not been made will be made upon the date of any mandatory conversion at the corporation’s option, a make-whole acquisition or a fundamental change.

Adjustments to the conversion rate will be calculated to the nearest 1/10,000th of a share.

(ix) Fractional Shares. No fractional shares of the corporation’s common stock will be issued to holders of the Series G Preferred Stock upon conversion. In lieu of any fractional shares of the corporation’s common stock otherwise issuable in respect of the aggregate number of shares of the Series G Preferred Stock of any holder that are converted, that holder will be entitled to receive an amount in cash (computed to the nearest cent) equal to the same fraction of the closing price per share of the corporation’s common stock determined as of the second trading day immediately preceding the effective date of conversion.

If more than one share of the Series G Preferred Stock is surrendered for conversion at one time by or for the same holder, the number of full shares of the corporation’s common stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series G Preferred Stock so surrendered.

(x) Successive Adjustments. After an adjustment to the conversion rate under this Paragraph 4(viii), any subsequent event requiring an adjustment under this Paragraph 4(viii) shall cause an adjustment to such conversion rate as so adjusted.

(xi) Multiple Adjustments. For the avoidance of doubt, if an event occurs that would trigger an adjustment to the conversion rate pursuant to this Paragraph 4(viii) under more than one subsection hereof, such event, to the extent fully taken into account in a single adjustment, shall not result in multiple adjustments hereunder.

(xii) Notice of Adjustment. Whenever a conversion rate is adjusted as provided under Paragraph 4(viii), the corporation shall within ten (10) business days following the occurrence of an event that requires such adjustment (or if the corporation is not aware of such occurrence, as soon as reasonably practicable after becoming so aware) or within fifteen (15) calendar days of the date the corporation makes an adjustment pursuant to Section 4(viii):

(a) compute the adjusted applicable conversion rate in accordance with Section 4(viii) and prepare and transmit to the conversion agent an officers’ certificate setting forth the applicable conversion rate, as the case may be, the method of calculation thereof in reasonable detail, and the facts requiring such adjustment and upon which such adjustment is based; and

(b) provide a written notice to the holders of the Series G Preferred Stock of the occurrence of such and a statement in reasonable detail setting forth the method by which the adjustment to the applicable conversion rate was determined and setting forth the adjusted applicable conversion rate.

(xiii) Conversion Agent. “Conversion Agent” means the transfer agent of the corporation, acting in its capacity as conversion agent for the Series G Preferred Stock, and its successor, and assigns or any other conversion agent appointed by the corporation. The conversion agent shall not at any time be under any duty or responsibility to any holder to determine whether any facts exist that may require any adjustment of the applicable conversion rate or with respect to the nature or extent or calculation of any such adjustment when made, or with respect to the method employed in making the same. The conversion agent shall be fully authorized and protected in relying on any Officers’ Certificate delivered pursuant to Paragraph 4(xii) and any adjustment contained therein and the conversion agent shall not be deemed to have knowledge of any adjustment unless and until it has received such certificate. The conversion agent shall not be accountable with respect to the validity or value (or the kind or amount) of any shares of the corporation’s common stock, or of any securities or property, that may at the time be issued or delivered with respect to any of the Series G Preferred Stock; and the conversion agent makes no representation with respect thereto. The Conversion Agent shall not be responsible for any failure of the corporation to issue, transfer or deliver any shares of the corporation’s common stock pursuant to a the conversion of the Series G Preferred Stock or to comply with any of the duties, responsibilities or covenants of the corporation contained in this Section 4.

(xiv) Withholding. All payments and distributions (or deemed distributions) on the Series G Preferred Stock (and on the shares of the corporation’s common stock received upon their conversion) shall be subject to withholding and backup withholding of tax to the extent required by law, subject to applicable exemptions, and amounts withheld, if any, shall be treated as received by the holders.

5. Liquidation Rights.

(i) In the event that the corporation voluntarily or involuntarily liquidates, dissolves or winds up its affairs, holders of Series G Preferred Stock will be entitled to receive an amount per share referred to as the “Total Liquidation Amount,” equal to the fixed liquidation preference of $25,000 per share, plus any declared and unpaid dividends including, if applicable, a pro rata portion of any declared and unpaid dividends for the then-current Dividend Period to the date of liquidation, without regard to any undeclared dividends. Holders of the Series G Preferred Stock will be entitled to receive the Total Liquidation Amount out of the corporation’s assets that are available for distribution to shareholders of the corporation’s capital stock ranking on a parity on liquidation to the Series G Preferred Stock, after payment or provision for payment of the corporation’s debts and other liabilities, and distributions on the Series D Preferred Stock and Series E Preferred Stock, but before any distribution of assets is made to holders of the corporation’s common stock or any other shares ranking, as to that distribution, junior to the Series G Preferred Stock.

(ii) If the corporation’s assets are not sufficient to pay the Total Liquidation Amount in full to all holders of Series G Preferred Stock and all holders of any shares of the corporation’s stock ranking as to any such distribution on a parity with the Series G Preferred Stock, the amounts paid to the holders of Series G Preferred Stock and to such other shares will be paid pro rata in accordance with the respective Total Liquidation Amount and the aggregate liquidation amount of any such outstanding shares of parity stock.

(iii) If the Total Liquidation Amount per share of Series G Preferred Stock has been paid in full to all holders of Series G Preferred Stock and the liquidation preference of any other shares ranking on a parity with the Series G Preferred Stock has been paid in full, the holders of the corporation’s common stock or any other shares ranking, as to such distribution, junior to the Series G Preferred Stock will be entitled to receive all of the corporation’s remaining assets according to their respective rights and preferences.

(iv) For purposes of the liquidation rights, neither the sale, conveyance, exchange or transfer of all or substantially all of the corporation’s property and assets, nor the consolidation or merger by the corporation with or into any other corporation or by another corporation with or into the corporation, will constitute a liquidation, dissolution or winding-up of the corporation’s affairs.

6. Voting Rights.

Except as required by Ohio law, and except for the circumstances provided for in Section 8(ii), holders of the Series G Preferred Stock will not have any voting rights and will not be entitled to elect any directors; provided, however, in the event the Company issues shares of Preferred Stock in connection with any capital purchase program(s) authorized by the Emergency Economic Stabilization Act of 2008 (“EESA”) and implemented by the United States Department of the Treasury, the holders of the Series G Preferred Stock voting together as a class with the holders of such Preferred Stock, shall have the right to elect two directors of the Company and to vote to remove such directors, upon the occurrence of events that would permit the holders of such Preferred Stock to elect or remove such directors. In situations in which Ohio law requires mandatory voting rights for a class of shares, the corporation will treat each series of the corporation’s preferred stock, including the Series G Preferred Stock, as a separate class for voting purposes.

7. Mergers and Consolidations.

(i) The corporation will not effect any merger or consolidation of the corporation with or into any entity other than a corporation, or any merger or consolidation of the corporation with or into any other corporation unless (a) Series G Preferred Stock remains issued and outstanding following the transaction, (b) holders of Series G Preferred Stock are issued a class or series of preferred stock of the surviving or resulting corporation, or a corporation controlling such corporation, having substantially identical voting powers, preferences and special rights, or (c) such merger is approved by a class vote of the holders of Series G Preferred Stock pursuant to the mandatory voting rights provided by Ohio law and as set forth in Section 6 above.

(ii) In addition, if the surviving corporation in any such merger or consolidation or its parent company, as applicable, has outstanding immediately after the consummation of such merger or consolidation one or more series of preferred stock having rights similar to those described below in Section 8, except that the persons nominated upon the occurrence of a Triggering Event are actual directors with the right to vote with members of the surviving corporation’s board of directors on matters considered by the board (as opposed to being merely Advisory Directors as described in Section 8), then the corporation’s participation in such merger or consolidation will be conditioned upon the Articles of Incorporation or other charter document for the surviving corporation being amended to permit equivalent rights for holders of the Series G Preferred Stock.

8. Right to Nominate Advisory Directors.

(i) If and when dividends payable on the Series G Preferred Stock or on any other class or series ranking on a parity with the Series G Preferred Stock as to payment of dividends and that have a comparable right to nominate Advisory Directors, referred to herein as “Covered Parity Stock,” shall have not been declared and paid (i) in the case of the Series G Preferred Stock and Covered Parity Stock bearing non-cumulative dividends, in full for at least six quarterly dividend periods or their equivalent (whether or not consecutive), or (ii) in the case of Covered Parity Stock bearing cumulative dividends, in an aggregate amount equal to full dividends for at least six quarterly dividend periods or their equivalent (whether or not consecutive) (each, a “Triggering Event”), the holders of the Covered Parity Stock, acting as a single class, will be entitled to nominate two persons for appointment by the corporation as “Advisory Directors” to attend meetings of the Board of Directors.

(ii) Promptly after any Dividend Payment Date on which a Triggering Event occurs, the corporation will call a meeting of the holders of Covered Parity Stock for the purpose of nominating Advisory Directors. Under the terms of the Series G Preferred Stock, if a Triggering Event has occurred, the corporation will promptly appoint each such person as an Advisory Director following his or her execution of an agreement with the corporation governing such Advisory Director’s standard of conduct. The holders of shares of Series G Preferred Stock and other Covered Parity Stock, will be entitled to act together as a single class, to seek removal of any Advisory Director then in office by the adoption of a resolution to that effect. Upon the approval of any such resolution seeking removal of any Advisory Director, the corporation will terminate the appointment of such Advisory Director effective as of the date of such resolution. Upon the resignation, death or removal of any Advisory Director, the holders of Covered Parity Stock will be entitled to nominate a replacement Advisory Director to be appointed by the corporation as described above.

The Advisory Directors will have the right to attend all meetings of the Board of Directors, to address the board at such meetings and to receive notices of all meetings of the Board of Directors and copies of all information distributed to members of the Board of

Directors in advance of or during such meetings. The Advisory Directors will not be members of the Board of Directors and will not have the right to vote with members of the Board on matters considered. The term of each Advisory Director, once appointed, will continue until the earliest of (i) the first date as of which full dividends on the Series G Preferred Stock and such other classes or series of Covered Parity Stock, have been paid for at least one year, in the case of non-cumulative Covered Parity Stock, and all dividends have been fully paid, in the case of cumulative Covered Parity Stock or (ii) the date on which such Advisory Director resigns, dies or is removed either by the holders of the Covered Parity Stock, or by the Board of Directors if such Advisory Director fails to comply with his or her obligations under the agreement with the corporation.

The right of each person appointed as Advisory Director to attend meetings of the Board of Directors is subject to such person entering into an agreement (an “Advisory Director Agreement”) in the form agreed with the corporation. Under the Advisory Director Agreement: (i) the corporation and such person shall agree that, as an Advisory Director of the corporation, such person will be subject to the provisions of Sections 1701.59 and 1701.60 of the Ohio General Corporation Law applicable to directors and to the corporation’s Code of Regulations, Articles of Incorporation, Corporate Governance Guidelines and policies applicable to directors of the corporation, and accordingly, such person will be subject to the same duty to treat confidentially information such person receives concerning the corporation and its affiliates in such person’s capacity as an Advisory Director that such person would be subject to if such person were a director of the corporation; and (ii) the parties shall acknowledge that, as an Advisory Director, (a) such person is not a Director of the corporation and such person does not share with the members of the Board the power, authority and responsibility to direct the operations of the corporation, and (b) Sections 1701.59 and 1701.60 of the Ohio General Corporation Law as applied to such person will be construed to reflect such person’s special status as an Advisory Director appointed by the corporation, as opposed to a Director elected in accordance with the corporation’s Code of Regulations. In particular, the corporation will acknowledge and agree that: (x) Section 1701.61 of the Ohio General Corporation Law will not preclude such person from attending meetings of the Board, addressing the Board and receiving related materials where the subject of the Board’s deliberations include the corporation’s compliance with the terms of its outstanding securities, including without limitation the Series G Preferred Stock; and (y) such person will not receive the compensation paid to directors of the corporation, although such person’s expenses of attending meetings of the Board will be reimbursed to such person by the corporation in the same manner and amount as the directors of the corporation. Provided, however, Directors appointed by holders of Series G Preferred Stock or other shares of the corporation’s (or a successor’s) preferred stock under the circumstances described in Paragraph 7(ii) will not be required to enter into an Advisory Director Agreement. The requirement for such an Advisory Director Agreement only applies to Advisory Directors.

9. Reservation of Common Shares.

(i) The corporation shall at all times reserve and keep available out of its authorized and unissued shares of common stock, solely for issuance upon the conversion of shares of Series G Preferred Stock as provided in these Articles of Amendment, free from any preemptive rights or other similar rights, such number of shares of common stock as shall from time to time be issuable upon the conversion of all the shares of Series G Preferred Stock then outstanding, calculated assuming the applicable conversion price equals the base price, subject to adjustment described under Paragraph 4(viii). For purposes of this Section 9, the number of shares of common stock that shall be deliverable upon the conversion of all outstanding shares of Series G Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single holder.

(ii) All shares of common stock delivered upon conversion of the Series G Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, interests and other encumbrances created by the holders).

10. Preemptive or Subscription Rights. The holders of the Series G Preferred Stock shall not have any preemptive or subscription rights.

11. Form. The Series G Preferred Stock will be issued only in fully registered form.

(e) 5.10 % Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series H. Twenty Four Thousand (24,000) shares of the preferred stock of the Corporation shall be designated “5.10 % Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series H.” Each of the Twenty Four Thousand (24,000) shares of the 5.10% Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series H, no par value, shall have a liquidation preference of $25,000 per share, and $600,000,000 in the aggregate, and shall have the rights, preferences and entitlements that follow:

1. Designation. The shares of such series shall be designated as “5.10 % Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series H” (the “Series H Preferred Stock”).

2. Dividends.

(i) Dividends on shares of Series H Preferred Stock will not be mandatory. Holders of the Series H Preferred Stock, in preference to the holders of the corporation’s common stock and of any other shares of the corporation’s stock ranking junior to the Series H Preferred Stock as to payment of dividends, will be entitled to receive, only as and if declared by the Board of Directors, out of funds legally available for payment, cash dividends. Commencing on the original issuance date of the Series H Preferred Stock (the “Original Issuance Date”) through, but excluding June 30, 2023 (the “Fixed Rate Period”), dividends on the Series H Preferred Stock will accrue, on a non-cumulative basis, at an annual rate of 5.10%. Commencing on June 30, 2023 and continuing for so long as any shares of the Series H Preferred Stock remain outstanding (the “Floating Rate Period”), dividends on the Series H Preferred Stock will accrue, on a non-cumulative basis, at an annual rate equal to three-month LIBOR, reset quarterly, plus 3.033%. For the Fixed Rate Period, dividends on the liquidation preference of $25,000 per share of Series H Preferred Stock will be payable, when, as and if declared by the Board of Directors, semi-annually in arrears on each June 30 and December 31 beginning on

December 31, 2013 to and including June 30, 2023 (each such date a “Fixed Rate Dividend Payment Date”). For the Floating Rate Period, dividends on the liquidation preference of $25,000 per share of Series H Preferred Stock will be payable, when as and if declared by the Board of Directors, quarterly in arrears on March 31, June 30, September 30 and December 31 of each year beginning on September 30, 2023 (each such date a “Floating Rate Dividend Payment Date” and each Floating Rate Payment Date and each Fixed Rate Payment Date, together referred to as a “Dividend Payment Date”). Each Dividend Payment Date shall relate to the immediately preceding Dividend Payment Period. A “Dividend Payment Period” means each period commencing on, and including, a Dividend Payment Date and ending on, but excluding, the next succeeding Dividend Payment Date, except that the first Dividend Payment Period shall commence on, and include, the Original Issuance Date of the Series H Preferred Stock and end on, but exclude, December 31, 2013. Declared dividends, if any, will be paid to holders of record of Series H Preferred Stock on the respective date fixed for that purpose by the Board of Directors in advance of payment of each particular dividend (a “Record Date”). If any Dividend Payment Date or any date fixed for payment upon redemption is not a Business Day, then such payment shall be payable on the next succeeding Business Day without any increase in the amount payable as a result of such postponement.

For the Fixed Rate Period, the dividend payable on the Series H Preferred Stock for any Dividend Payment Period will be computed on the basis of a 360-day year of twelve 30-day months.

For the Floating Rate Period, the dividend accrued for each day (the “Daily Dividend Amount”) will be calculated by dividing the dividend rate in effect for such day by 360 and multiplying the result by the aggregate liquidation preference of the Series H Preferred Stock. The dividend to be paid, when, as and if declared by the Board of Directors, on the Series H Preferred Stock for each quarterly Dividend Payment Period will be calculated by adding the Daily Dividend Amounts for each day in such quarterly Dividend Payment Period. All percentages resulting from such calculations will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards (e.g., 8.765435% (or .08765435) being rounded to 8.76544% or .0876544)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

A “Business Day” means any day other than a Saturday, Sunday or any other day on which banking institutions and trust companies in New York, New York and Cincinnati, Ohio are permitted or required by any applicable law to close.

“Three-month LIBOR” means, with respect to any quarterly Dividend Payment Period, the rate (expressed as a percentage per annum) for deposits in U.S. dollars for such three-month period commencing on the first day of that quarterly Dividend Payment Period that appears on the Reuters Screen LIBOR01 Page as of 11:00 a.m. (London time) on the LIBOR determination date for that quarterly Dividend Payment Period. If such rate does not appear on Reuters Screen LIBOR01 Page, three-month LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars for such three-month period commencing on the first day of that quarterly Dividend Payment Period and in a principal amount of not less than $1,000,000 are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the calculation agent (after consultation with the corporation), at approximately 11:00 a.m., London time, on the LIBOR determination date for that quarterly Dividend Payment Period. The calculation agent will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, three-month LIBOR with respect to that quarterly Dividend Payment Period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of such quotations. If fewer than two quotations are provided, three-month LIBOR with respect to that quarterly Dividend Payment Period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of the rates quoted by three major banks in New York City selected by the calculation agent, at approximately 11:00 a.m., New York City time, on the LIBOR determination date for that quarterly Dividend Payment Period for loans in U.S. dollars to leading European banks for a three-month period commencing on the first day of that quarterly Dividend Payment Period and in a principal amount of not less than $1,000,000. However, if fewer than three banks selected by the calculation agent to provide quotations are quoting as described above, three-month LIBOR for that quarterly Dividend Payment Period will be the same as three-month LIBOR as determined for the immediately preceding Dividend Payment Period. The establishment of three-month LIBOR for each quarterly Dividend Payment Period by the calculation agent shall (in the absence of manifest error) be final and binding.

“Calculation agent” means Wilmington Trust, National Association, or any other firm appointed by Fifth Third, acting as calculation agent. Upon request of the holder of any shares of Series H Preferred Stock, the calculation agent will provide the interest rate then in effect and, if determined, the interest rate that will become effective for the next quarterly Dividend Payment Period for the Series H Preferred Stock.

“LIBOR determination date” means the second London banking day immediately preceding the first day of the relevant quarterly Dividend Payment Period.

“Reuters Screen LIBOR01 Page” means the display designated on the Reuters Screen LIBOR01 Page (or such other page as may replace Reuters Screen LIBOR01 Page on the service or such other service as may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for U.S. Dollar deposits).

(ii) Dividends on shares of Series H Preferred Stock will not be cumulative. Accordingly, if the Board of Directors does not declare a dividend on the Series H Preferred Stock payable in respect of any Dividend Payment Period before the related Dividend Payment Date, such dividend will not accrue and the corporation will have no obligation to pay a dividend for that Dividend Payment Period on the Dividend Payment Date or at any future time, whether or not dividends on the Series H Preferred Stock are declared for any future Dividend Payment Period.

3. Ranking.

(i) The Series H Preferred Stock will rank (a) senior to the corporation’s common stock and all other equity securities that the corporation may issue in the future designated as ranking junior to the Series H Preferred Stock; (b) equally with our outstanding Series G Preferred Stock; and (c) equally with any other shares of preferred stock, and with all other equity securities that the corporation may issue in the future the terms of which provide that such preferred stock or other equity securities shall rank on a parity with the Series H Preferred Stock, in each case with respect to the payment of dividends and distribution of assets upon any liquidation, dissolution or winding-up of the corporation.

(ii) The corporation will not issue any series of preferred stock in the future that ranks senior to the Series H Preferred Stock, but the corporation may issue additional series ranking junior to or on a parity with the Series H Preferred Stock with respect to the payment of dividends and distribution of assets upon any liquidation, dissolution or winding up of the corporation. The corporation’s common stock and any preferred stock or other equity securities designated as ranking junior to the Series H Preferred Stock are referred to herein as “junior stock.”

(iii) So long as any shares of Series H Preferred Stock remain outstanding, unless the full dividends for the then-current Dividend Payment Period on all outstanding shares of Series H Preferred Stock have been paid, or declared and funds set aside therefor, on any day in the immediately succeeding Dividend Payment Period: (a) no dividend whatsoever shall be declared on any junior stock, other than a dividend payable solely in junior stock; and (b) the corporation and its subsidiaries may not purchase, redeem or otherwise acquire for consideration (other than as a result of reclassification of junior stock for or into junior stock, or the exchange or conversion of one share of junior stock for or into another share of junior stock, and other than through the use of the proceeds of a substantially contemporaneous sale of other shares of junior stock), nor will the corporation pay to or make available any monies for a sinking fund for the redemption of any junior stock.

(iv) On any Dividend Payment Date for which full dividends are not paid, or declared and funds set aside therefor, upon the Series H Preferred Stock and any shares of any class or series or any securities convertible into shares of any class or series of other equity securities designated as ranking on a parity with the Series H Preferred Stock as to payment of dividends (“Dividend Parity Stock”), all dividends paid or declared for payment on that Dividend Payment Date with respect to the Series H Preferred Stock and the Dividend Parity Stock shall be shared: (a) first ratably by the holders of any shares of such other series of Dividend Parity Stock who have the right to receive dividends with respect to Dividend Payment Periods prior to the then-current Dividend Payment Period, in proportion to their respective amounts of the undeclared and unpaid dividends relating to prior Dividend Payment Periods; and (b) thereafter by the holders of the shares of Series H Preferred Stock and the Dividend Parity Stock on a pro rata basis.

(v) The corporation will not issue any new series of preferred stock having dividend payment dates that are not a March 31, June 30, September 30 or December 31 (or the next business day, if applicable).

4. Conversion. The Series H Preferred Stock are not convertible into shares of any other class or series of the corporation’s capital stock or any other security.

5. Redemption.

(i) Subject to receiving all required regulatory approvals (including prior approval by the Federal Reserve, if required), the Series H Preferred Stock may be redeemed at the option of the corporation, in whole or in part, at any time, or from time to time on or after June 30, 2023 at a redemption price equal to $25,000 per share, plus an amount equal to any declared but unpaid dividends, without accumulation of any undeclared dividends. At any time after the corporation’s good faith determination that an event has occurred that would constitute a “regulatory capital event,” the corporation may at its option, subject to receiving all required regulatory approvals (including prior approval by the Federal Reserve, if required), provide notice of its intent to redeem the Series H Preferred Stock in accordance with the procedures described below, and subsequently redeem in whole, but not in part, prior to June 30, 2023, the shares of Series H Preferred Stock at the time outstanding at a redemption price equal to $25,000 per share, plus an amount equal to any declared but unpaid dividends, without accumulation of any undeclared dividends.

A “regulatory capital event” means the corporation’s reasonable determination that as a result of any: amendment to, clarification of, or change (including any announced prospective change) in the laws or regulations of the United States or any political subdivision of the United States that is enacted or becomes effective on or after the Original Issuance Date; proposed change in the laws or regulations of the United States or any political subdivision of the United States that is announced or becomes effective on or after the Original Issuance Date; or official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying the laws or regulations of the United States or any political subdivision of the United States that is announced on or after the Original Issuance Date, there is more than an insubstantial risk that the corporation will not be entitled to treat the full liquidation preference amount of all shares of Series H Preferred Stock then outstanding as Tier I capital (or its equivalent) for purposes of the capital adequacy guidelines or regulations of the appropriate federal banking agency, as then in effect and applicable, for as long as any share of Series H Preferred Stock is outstanding.

(ii) Holders of Series H Preferred Stock do not have any right to require redemption of the Series H Preferred Stock.

(iii) The corporation will mail notice of every redemption of the Series H Preferred Stock by first class mail, postage prepaid, addressed to the holders of record of the Series H Preferred Stock to be redeemed at their respective last addresses appearing on the corporation’s books. The corporation may redeem the Series H Preferred Stock upon not less than 30 and not more than 60 days’ notice, which notice will be irrevocable, at a price of 100% of the liquidation preference of the redeemed Series H Preferred Stock, plus declared but unpaid dividends, if any, to, but excluding, the redemption date. Each notice shall state: (a) the redemption date; (b) the aggregate number of shares of Series H Preferred Stock to be redeemed, and if less than all shares of Series H Preferred Stock held by the holder are to be redeemed, the number of shares to be redeemed from the holder; (c) the redemption price; and (d) the place or places where the Series H Preferred Stock is to be redeemed.

(iv) If notice of redemption of any shares of Series H Preferred Stock has been duly given and if the funds necessary for such redemption have been irrevocably set aside by us for the benefit of the holders of the shares of Series H Preferred Stock so called for redemption, then, on and after the redemption date, dividends will not accrue on such shares of Series H Preferred Stock, such shares of Series H Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price. In case of any redemption of only part of the shares of Series H Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or in such other manner as the corporation may determine to be fair and equitable.

6. Status of Reacquired Shares. Shares of Series H Preferred Stock that are redeemed, repurchased or otherwise acquired by the corporation shall not be reissued as shares of Series H Preferred Stock but shall revert to authorized but unissued shares of Preferred Stock and may be reissued as shares of a different series of Preferred Stock in any future designation by the Board of Directors.

7. Liquidation Rights.

(i) In the event that the corporation voluntarily or involuntarily liquidates, dissolves or winds up its affairs, holders of Series H Preferred Stock will be entitled to receive an amount per share referred to as the “Total Liquidation Amount,” equal to the fixed liquidation preference of $25,000 per share, plus any declared and unpaid dividends including, if applicable, a pro rata portion of any declared and unpaid dividends for the then-current Dividend Payment Period to the date of liquidation, without regard to any undeclared dividends. Holders of the Series H Preferred Stock will be entitled to receive the Total Liquidation Amount out of the corporation’s assets that are available for distribution to shareholders of the corporation’s capital stock ranking on a parity on liquidation to the Series H Preferred Stock, after payment or provision for payment of the corporation’s debts and other liabilities, but before any distribution of assets is made to holders of the corporation’s common stock or any other shares ranking, as to that distribution, junior to the Series H Preferred Stock.

(ii) If the corporation’s assets are not sufficient to pay the Total Liquidation Amount in full to all holders of Series H Preferred Stock and all holders of any shares of the corporation’s stock ranking as to any such distribution on a parity with the Series H Preferred Stock, the amounts paid to the holders of Series H Preferred Stock and to holders of such other shares will be paid pro rata in accordance with the respective Total Liquidation Amount and the aggregate liquidation amount of any such outstanding shares of parity stock.

(iii) If the Total Liquidation Amount per share of Series H Preferred Stock has been paid in full to all holders of Series H Preferred Stock and the liquidation preference of any other shares ranking on a parity with the Series H Preferred Stock has been paid in full, the holders of the corporation’s common stock or any other shares ranking, as to such distribution, junior to the Series H Preferred Stock will be entitled to receive all of the corporation’s remaining assets according to their respective rights and preferences.

(iv) For purposes of the liquidation rights, neither the sale, conveyance, exchange or transfer for cash, shares of stock, securities or other consideration, of all or substantially all of the corporation’s property and assets, nor the consolidation or merger by the corporation with or into any other corporation or by another corporation with or into the corporation, will constitute a liquidation, dissolution or winding-up of the corporation’s affairs.

8. Voting Rights.

Except as required by Ohio law, holders of the Series H Preferred Stock will not have any voting rights and will not be entitled to elect any directors. In situations in which Ohio law requires mandatory voting rights for a class of shares, the corporation will, unless prohibited by Ohio law, treat each series of the corporation’s preferred stock, including the Series H Preferred Stock, as a separate class for voting purposes.

9. Mergers and Consolidations.

The corporation will not effect any merger or consolidation of the corporation with or into any entity other than a corporation, or any merger or consolidation of the corporation with or into any other corporation unless (a) the Series H Preferred Stock remains issued and outstanding following the transaction, (b) holders of Series H Preferred Stock are issued a class or series of preferred stock of the surviving or resulting corporation, or a corporation controlling such corporation, having substantially identical voting powers, preferences and special rights, or (c) such merger is approved by a class vote of the holders of Series H Preferred Stock pursuant to the mandatory voting rights provided by Ohio law and as set forth in Section 8 above.

10. Preemptive or Subscription Rights. The holders of the Series H Preferred Stock shall not have any preemptive or subscription rights.

11. Form. The Series H Preferred Stock will be issued only in fully registered form.

(f) 6.625% Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series I. Eighteen Thousand (18,000) shares of the preferred stock of the Corporation shall be designated “6.625% Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series I.” Each of the Eighteen Thousand (18,000) shares of the 6.625% Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series I, no par value, shall have a liquidation preference of $25,000 per share, and $450,000,000 in the aggregate, and shall have the rights, preferences and entitlements that follow:

1. Designation. The shares of such series shall be designated as “6.625% Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series I” (the “Series I Preferred Stock”).

2. Dividends.

(i) Dividends on shares of Series I Preferred Stock will not be mandatory. Holders of the Series I Preferred Stock, in preference to the holders of the corporation’s common stock and of any other shares of the corporation’s stock ranking junior to the Series I Preferred Stock as to payment of dividends, will be entitled to receive, only as and if declared by the Board of Directors, out of funds legally available for payment, cash dividends. Commencing on the original issuance date of the Series I Preferred Stock (the “Original Issuance Date”) through, but excluding December 31, 2023 (the “Fixed Rate Period”), dividends on the Series I Preferred Stock will accrue, on a non-cumulative basis, at an annual rate of 6.625%. Commencing on December 31, 2023 and continuing for so long as any shares of the Series I Preferred Stock remain outstanding (the “Floating Rate Period”), dividends on the Series I Preferred Stock will accrue, on a non-cumulative basis, at an annual rate equal to three-month LIBOR, reset quarterly, plus 3.71%. For the Fixed Rate Period, dividends on the liquidation preference of $25,000 per share of Series I Preferred Stock will be payable, when, as and if declared by the Board of Directors, quarterly in arrears on each March 31, June 30, September 30 and December 31 beginning on March 31, 2014 to and including December 31, 2023 (each such date a “Fixed Rate Dividend Payment Date”). For the Floating Rate Period, dividends on the liquidation preference of $25,000 per share of Series I Preferred Stock will be payable, when as and if declared by the Board of Directors, quarterly in arrears on March 31, June 30, September 30 and December 31 of each year beginning on March 31, 2024 (each such date a “Floating Rate Dividend Payment Date” and each Floating Rate Payment Date and each Fixed Rate Payment Date, together referred to as a “Dividend Payment Date”). Each Dividend Payment Date shall relate to the immediately preceding Dividend Payment Period. A “Dividend Payment Period” means each period commencing on, and including, a Dividend Payment Date and ending on, but excluding, the next succeeding Dividend Payment Date, except that the first Dividend Payment Period shall commence on, and include, the Original Issuance Date of the Series I Preferred Stock and end on, but exclude, March 31, 2014. Declared dividends, if any, will be paid to holders of record of Series I Preferred Stock on the respective date fixed for that purpose by the Board of Directors in advance of payment of each particular dividend (a “Record Date”). If any Dividend Payment Date or any date fixed for payment upon redemption is not a Business Day, then such payment shall be payable on the next succeeding Business Day without any increase in the amount payable as a result of such postponement.

For the Fixed Rate Period, the dividend payable on the Series I Preferred Stock for any Dividend Payment Period will be computed on the basis of a 360-day year of twelve 30-day months.

For the Floating Rate Period, the dividend accrued for each day (the “Daily Dividend Amount”) will be calculated by dividing the dividend rate in effect for such day by 360 and multiplying the result by the aggregate liquidation preference of the Series I Preferred Stock. The dividend to be paid, when, as and if declared by the Board of Directors, on the Series I Preferred Stock for each quarterly Dividend Payment Period will be calculated by adding the Daily Dividend Amounts for each day in such quarterly Dividend Payment Period. All percentages resulting from such calculations will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards (e.g., 8.765435% (or .08765435) being rounded to 8.76544% or .0876544)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

A “Business Day” means any day other than a Saturday, Sunday or any other day on which banking institutions and trust companies in New York, New York and Cincinnati, Ohio are permitted or required by any applicable law to close.

“Three-month LIBOR” means, with respect to any quarterly Dividend Payment Period, the rate (expressed as a percentage per annum) for deposits in U.S. dollars for such three-month period commencing on the first day of that quarterly Dividend Payment Period that appears on the Reuters Screen LIBOR01 Page as of 11:00 a.m. (London time) on the LIBOR determination date for that quarterly Dividend Payment Period. If such rate does not appear on Reuters Screen LIBOR01 Page, three-month LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars for such three-month period commencing on the first day of that quarterly Dividend Payment Period and in a principal amount of not less than $1,000,000 are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the calculation agent (after consultation with the corporation), at approximately 11:00 a.m., London time, on the LIBOR determination date for that quarterly Dividend Payment Period. The calculation agent will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, three-month LIBOR with respect to that quarterly Dividend Payment Period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of such quotations. If fewer than two quotations are provided, three-month LIBOR with respect to that quarterly Dividend Payment Period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of the rates quoted by three major banks in New York City selected by the calculation agent, at approximately 11:00 a.m., New York City time, on the LIBOR determination date for that quarterly Dividend Payment Period for loans in U.S. dollars to leading European banks for a three-month period commencing on the first day of that quarterly Dividend Payment Period and in a principal amount of not less than $1,000,000. However, if fewer than three banks selected by the calculation agent to provide quotations are quoting as described above, three-month LIBOR for that quarterly Dividend Payment Period will be the same as three-month LIBOR as determined for the immediately preceding Dividend Payment Period. The establishment of three-month LIBOR for each quarterly Dividend Payment Period by the calculation agent shall (in the absence of manifest error) be final and binding.

“Calculation agent” means Wilmington Trust, National Association, or any other firm appointed by Fifth Third, acting as calculation agent. Upon request of the holder of any shares of Series I Preferred Stock, the calculation agent will provide the interest rate then in effect and, if determined, the interest rate that will become effective for the next quarterly Dividend Payment Period for the Series I Preferred Stock.

“LIBOR determination date” means the second London banking day immediately preceding the first day of the relevant quarterly Dividend Payment Period.

“Reuters Screen LIBOR01 Page” means the display designated on the Reuters Screen LIBOR01 Page (or such other page as may replace Reuters Screen LIBOR01 Page on the service or such other service as may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for U.S. Dollar deposits).

(ii) Dividends on shares of Series I Preferred Stock will not be cumulative. Accordingly, if the Board of Directors does not declare a dividend on the Series I Preferred Stock payable in respect of any Dividend Payment Period before the related Dividend Payment Date, such dividend will not accrue and the corporation will have no obligation to pay a dividend for that Dividend Payment Period on the Dividend Payment Date or at any future time, whether or not dividends on the Series I Preferred Stock are declared for any future Dividend Payment Period.

3. Ranking.

(i) The Series I Preferred Stock will rank (a) senior to the corporation’s common stock and all other equity securities that the corporation may issue in the future designated as ranking junior to the Series I Preferred Stock; (b) equally with our outstanding Series H Preferred Stock; and (c) equally with any other shares of preferred stock, and with all other equity securities that the corporation may issue in the future the terms of which provide that such preferred stock or other equity securities shall rank on a parity with the Series I Preferred Stock, in each case with respect to the payment of dividends and distribution of assets upon any liquidation, dissolution or winding-up of the corporation.

(ii) The corporation will not issue any series of preferred stock in the future that ranks senior to the Series I Preferred Stock, but the corporation may issue additional series ranking junior to or on a parity with the Series I Preferred Stock with respect to the payment of dividends and distribution of assets upon any liquidation, dissolution or winding up of the corporation. The corporation’s common stock and any preferred stock or other equity securities designated as ranking junior to the Series I Preferred Stock are referred to herein as “junior stock.”

(iii) So long as any shares of Series I Preferred Stock remain outstanding, unless the full dividends for the then-current Dividend Payment Period on all outstanding shares of Series I Preferred Stock have been paid, or declared and funds set aside therefor, on any day in the immediately succeeding Dividend Payment Period: (a) no dividend whatsoever shall be declared on any junior stock, other than a dividend payable solely in junior stock; and (b) the corporation and its subsidiaries may not purchase, redeem or otherwise acquire for consideration (other than as a result of reclassification of junior stock for or into junior stock, or the exchange or conversion of one share of junior stock for or into another share of junior stock, and other than through the use of the proceeds of a substantially contemporaneous sale of other shares of junior stock), nor will the corporation pay to or make available any monies for a sinking fund for the redemption of any junior stock.

(iv) On any Dividend Payment Date for which full dividends are not paid, or declared and funds set aside therefor, upon the Series I Preferred Stock and any shares of any class or series or any securities convertible into shares of any class or series of other equity securities designated as ranking on a parity with the Series I Preferred Stock as to payment of dividends (“Dividend Parity Stock”), all dividends paid or declared for payment on that Dividend Payment Date with respect to the Series I Preferred Stock and the Dividend Parity Stock shall be shared: (a) first ratably by the holders of any shares of such other series of Dividend Parity Stock who have the right to receive dividends with respect to Dividend Payment Periods prior to the then-current Dividend Payment Period, in proportion to their respective amounts of the undeclared and unpaid dividends relating to prior Dividend Payment Periods; and (b) thereafter by the holders of the shares of Series I Preferred Stock and the Dividend Parity Stock on a pro rata basis.

(v) The corporation will not issue any new series of preferred stock having dividend payment dates that are not a March 31, June 30, September 30 or December 31 (or the next business day, if applicable).

4. Conversion. The Series I Preferred Stock are not convertible into shares of any other class or series of the corporation’s capital stock or any other security.

5. Redemption.

(i) Subject to receiving all required regulatory approvals (including prior approval by the Federal Reserve, if required), the Series I Preferred Stock may be redeemed at the option of the corporation, in whole or in part, at any time, or from time to time on or after December 31, 2023 at a redemption price equal to $25,000 per share, plus an amount equal to any declared but unpaid dividends, without accumulation of any undeclared dividends. At any time after the corporation’s good faith determination that an event has occurred that would constitute a “regulatory capital event,” the corporation may at its option, subject to receiving all required regulatory approvals (including prior approval by the Federal Reserve, if required), provide notice of its intent to redeem the Series I Preferred Stock in accordance with the procedures described below, and subsequently redeem in whole, but not in part, prior to December 31, 2023, the shares of Series I Preferred Stock at the time outstanding at a redemption price equal to $25,000 per share, plus an amount equal to any declared but unpaid dividends, without accumulation of any undeclared dividends.

A “regulatory capital event” means the corporation’s reasonable determination that as a result of any: amendment to, clarification of, or change (including any announced prospective change) in the laws or regulations of the United States or any political subdivision of the United States that is enacted or becomes effective on or after the Original Issuance Date; proposed change in the laws or regulations of the United States or any political subdivision of the United States that is announced or becomes effective on or after the Original Issuance Date; or official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying the laws or regulations of the United States or any political subdivision of the United States that is announced on or after the Original Issuance Date, there is more than an insubstantial risk that the corporation will not be entitled to treat the full liquidation preference amount of all shares of Series I Preferred Stock then outstanding as additional Tier I capital (or its equivalent) for purposes of the capital adequacy guidelines or regulations of the appropriate federal banking agency, as then in effect and applicable, for as long as any share of Series I Preferred Stock is outstanding.

(ii) Holders of Series I Preferred Stock do not have any right to require redemption of the Series I Preferred Stock.

(iii) The corporation will mail notice of every redemption of the Series I Preferred Stock by first class mail, postage prepaid, addressed to the holders of record of the Series I Preferred Stock to be redeemed at their respective last addresses appearing on the corporation’s books. The corporation may redeem the Series I Preferred Stock upon not less than 30 and not more than 60 days’ notice, which notice will be irrevocable, at a price of 100% of the liquidation preference of the redeemed Series I Preferred Stock, plus declared but unpaid dividends, if any, to, but excluding, the redemption date. Each notice shall state: (a) the redemption date; (b) the aggregate number of shares of Series I Preferred Stock to be redeemed, and if less than all shares of Series I Preferred Stock held by the holder are to be redeemed, the number of shares to be redeemed from the holder; (c) the redemption price; and (d) the place or places where the Series I Preferred Stock is to be redeemed.

(iv) If notice of redemption of any shares of Series I Preferred Stock has been duly given and if the funds necessary for such redemption have been irrevocably set aside by us for the benefit of the holders of the shares of Series I Preferred Stock so called for redemption, then, on and after the redemption date, dividends will not accrue on such shares of Series I Preferred Stock, such shares of Series I Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price. In case of any redemption of only part of the shares of Series I Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or in such other manner as the corporation may determine to be fair and equitable.

6. Status of Reacquired Shares. Shares of Series I Preferred Stock that are redeemed, repurchased or otherwise acquired by the corporation shall not be reissued as shares of Series I Preferred Stock but shall revert to authorized but unissued shares of Preferred Stock and may be reissued as shares of a different series of Preferred Stock in any future designation by the Board of Directors.

7. Liquidation Rights.

(i) In the event that the corporation voluntarily or involuntarily liquidates, dissolves or winds up its affairs, holders of Series I Preferred Stock will be entitled to receive an amount per share referred to as the “Total Liquidation Amount,” equal to the fixed liquidation preference of $25,000 per share, plus any declared and unpaid dividends including, if applicable, a pro rata portion of any declared and unpaid dividends for the then-current Dividend Payment Period to the date of liquidation, without regard to any undeclared dividends. Holders of the Series I Preferred Stock will be entitled to receive the Total Liquidation Amount out of the corporation’s assets that are available for distribution to shareholders of the corporation’s capital stock ranking on a parity on liquidation to the Series I Preferred Stock, after payment or provision for payment of the corporation’s debts and other liabilities, but before any distribution of assets is made to holders of the corporation’s common stock or any other shares ranking, as to that distribution, junior to the Series I Preferred Stock.

(ii) If the corporation’s assets are not sufficient to pay the Total Liquidation Amount in full to all holders of Series I Preferred Stock and all holders of any shares of the corporation’s stock ranking as to any such distribution on a parity with the Series I Preferred Stock, the amounts paid to the holders of Series I Preferred Stock and to holders of such other shares will be paid pro rata in accordance with the respective Total Liquidation Amount and the aggregate liquidation amount of any such outstanding shares of parity stock.

(iii) If the Total Liquidation Amount per share of Series I Preferred Stock has been paid in full to all holders of Series I Preferred Stock and the liquidation preference of any other shares ranking on a parity with the Series I Preferred Stock has been paid in full, the holders of the corporation’s common stock or any other shares ranking, as to such distribution, junior to the Series I Preferred Stock will be entitled to receive all of the corporation’s remaining assets according to their respective rights and preferences.

(iv) For purposes of the liquidation rights, neither the sale, conveyance, exchange or transfer for cash, shares of stock, securities or other consideration, of all or substantially all of the corporation’s property and assets, nor the consolidation or merger by the corporation with or into any other corporation or by another corporation with or into the corporation, will constitute a liquidation, dissolution or winding-up of the corporation’s affairs.

8. Voting Rights.

Except as required by Ohio law, holders of the Series I Preferred Stock will not have any voting rights and will not be entitled to elect any directors. In situations in which Ohio law requires mandatory voting rights for a class of shares, the corporation will, unless prohibited by Ohio law, treat each series of the corporation’s preferred stock, including the Series I Preferred Stock, as a separate class for voting purposes.

9. Mergers and Consolidations.

The corporation will not effect any merger or consolidation of the corporation with or into any entity other than a corporation, or any merger or consolidation of the corporation with or into any other corporation unless (a) the Series I Preferred Stock remains issued and outstanding following the transaction, (b) holders of Series I Preferred Stock are issued a class or series of preferred stock of the surviving or resulting corporation, or a corporation controlling such corporation, having substantially identical voting powers, preferences and special rights, or (c) such merger is approved by a class vote of the holders of Series I Preferred Stock pursuant to the mandatory voting rights provided by Ohio law and as set forth in Section 8 above.

10. Preemptive or Subscription Rights. The holders of the Series I Preferred Stock shall not have any preemptive or subscription rights.

11. Form. The Series I Preferred Stock will be issued only in fully registered form.

(g) 4.90% Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series J. Twelve Thousand (12,000) shares of the preferred stock of the corporation shall be designated “4.90% Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series J.” Each of the Twelve Thousand (12,000) shares of the 4.90% Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series J, no par value, shall have a liquidation preference of $25,000 per share, and $300,000,000 in the aggregate, and shall have the rights, preferences and entitlements that follow:

1. Designation. The shares of such series shall be designated as “4.90% Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series J” (the “Series J Preferred Stock”).

2. Dividends.

(i) Dividends on shares of Series J Preferred Stock will not be mandatory. Holders of the Series J Preferred Stock, in preference to the holders of the corporation’s common stock and of any other shares of the corporation’s stock ranking junior to the Series J Preferred Stock as to payment of dividends, will be entitled to receive, only as and if declared by the Board of Directors, out of funds legally available for payment, cash dividends. Commencing on the original issuance date of the Series J Preferred Stock (the “Original Issuance Date”) through, but excluding September 30, 2019 (the “Fixed Rate Period”), dividends on the Series J Preferred Stock will accrue, on a non-cumulative basis, at an annual rate of 4.90%. Commencing on September 30, 2019 and continuing for so long as any shares of the Series J Preferred Stock remain outstanding (the “Floating Rate Period”), dividends on the Series J Preferred Stock will accrue, on a non-cumulative basis, at an annual rate equal to three-month LIBOR, reset quarterly, plus 3.129%. For the Fixed Rate Period, dividends on the liquidation preference of $25,000 per share of Series J Preferred Stock will be payable, when, as and if declared by the Board of Directors, semi-annually in arrears on each March 31 and September 30 beginning on September 30, 2014 to and including September 30, 2019 (each such date a “Fixed Rate Dividend Payment Date”). For the Floating Rate Period, dividends on the liquidation preference of $25,000 per share of Series J Preferred Stock will be payable, when as and if declared by the Board of Directors, quarterly in arrears on March 31, June 30, September 30 and December 31 of each year beginning on December 31, 2019 (each such date a “Floating Rate Dividend Payment Date” and each Floating Rate Payment Date and each Fixed Rate Payment Date, together referred to as a “Dividend Payment Date”). Each Dividend Payment Date shall relate to the immediately preceding Dividend Payment Period. A “Dividend Payment Period” means each period commencing on, and including, a Dividend Payment Date and ending on, but excluding, the next succeeding Dividend Payment Date, except that the first Dividend Payment Period shall commence on, and include, the Original Issuance Date of the Series J Preferred Stock and end on, but exclude, September 30, 2014. Declared dividends, if any, will be paid to holders of record of Series J Preferred Stock on the respective date fixed for that purpose by the Board of Directors in advance of payment of each particular dividend (a “Record Date”). If any Dividend Payment Date or any date fixed for payment upon redemption is not a Business Day, then such payment shall be payable on the next succeeding Business Day without any increase in the amount payable as a result of such postponement.

For the Fixed Rate Period, the dividend payable on the Series J Preferred Stock for any Dividend Payment Period will be computed on the basis of a 360-day year of twelve 30-day months.

For the Floating Rate Period, the dividend accrued for each day (the “Daily Dividend Amount”) will be calculated by dividing the dividend rate in effect for such day by 360 and multiplying the result by the aggregate liquidation preference of the Series J Preferred Stock. The dividend to be paid, when, as and if declared by the Board of Directors, on the Series J Preferred Stock for each quarterly Dividend Payment Period will be calculated by adding the Daily Dividend Amounts for each day in such quarterly Dividend Payment Period. All percentages resulting from such calculations will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards (e.g., 8.765435% (or .08765435) being rounded to 8.76544% or .0876544)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

A “Business Day” means any day other than a Saturday, Sunday or any other day on which banking institutions and trust companies in New York, New York and Cincinnati, Ohio are permitted or required by any applicable law to close.

“Three-month LIBOR” means, with respect to any quarterly Dividend Payment Period, the rate (expressed as a percentage per annum) for deposits in U.S. dollars for such three-month period commencing on the first day of that quarterly Dividend Payment Period that appears on the Reuters Screen LIBOR01 Page as of 11:00 a.m. (London time) on the LIBOR determination date for that quarterly Dividend Payment Period. If such rate does not appear on Reuters Screen LIBOR01 Page, three-month LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars for such three-month period commencing on the first day of that quarterly Dividend Payment Period and in a principal amount of not less than $1,000,000 are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the calculation agent (after consultation with the corporation), at approximately 11:00 a.m., London time, on the LIBOR determination date for that quarterly Dividend Payment Period. The calculation agent will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, three-month LIBOR with respect to that quarterly Dividend Payment Period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of such quotations. If fewer than two quotations are provided, three-month LIBOR with respect to that quarterly Dividend Payment Period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of the rates quoted by three major banks in New York City selected by the calculation agent, at approximately 11:00 a.m., New York City time, on the LIBOR determination date for that quarterly Dividend Payment Period for loans in U.S. dollars to leading European banks for a three-month period commencing on the first day of that quarterly Dividend Payment Period and in a principal amount of not less than $1,000,000. However, if fewer than three banks selected by the calculation agent to provide quotations are quoting as described above, three-month LIBOR for that quarterly Dividend Payment Period will be the same as three-month LIBOR as determined for the immediately preceding Dividend Payment Period. The establishment of three-month LIBOR for each quarterly Dividend Payment Period by the calculation agent shall (in the absence of manifest error) be final and binding.

“Calculation agent” means Wilmington Trust, National Association, or any other firm appointed by Fifth Third, acting as calculation agent. Upon request of the holder of any shares of Series J Preferred Stock, the calculation agent will provide the interest rate then in effect and, if determined, the interest rate that will become effective for the next quarterly Dividend Payment Period for the Series J Preferred Stock.

“LIBOR determination date” means the second London banking day immediately preceding the first day of the relevant quarterly Dividend Payment Period.

“Reuters Screen LIBOR01 Page” means the display designated on the Reuters Screen LIBOR01 Page (or such other page as may replace Reuters Screen LIBOR01 Page on the service or such other service as may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for U.S. Dollar deposits).

(ii) Dividends on shares of Series J Preferred Stock will not be cumulative. Accordingly, if the Board of Directors does not declare a dividend on the Series J Preferred Stock payable in respect of any Dividend Payment Period before the related Dividend Payment Date, such dividend will not accrue and the corporation will have no obligation to pay a dividend for that Dividend Payment Period on the Dividend Payment Date or at any future time, whether or not dividends on the Series J Preferred Stock are declared for any future Dividend Payment Period.

3. Ranking.

(i) The Series J Preferred Stock will rank (a) senior to the corporation’s common stock and all other equity securities that the corporation may issue in the future designated as ranking junior to the Series J Preferred Stock; (b) equally with our outstanding Series H and Series I Preferred Stock; and (c) equally with any other shares of preferred stock, and with all other equity securities that the corporation may issue in the future the terms of which provide that such preferred stock or other equity securities shall rank on a parity with the Series J Preferred Stock, in each case with respect to the payment of dividends and distribution of assets upon any liquidation, dissolution and winding-up of the corporation.

(ii) The corporation will not issue any series of preferred stock in the future that ranks senior to the Series J Preferred Stock, but the corporation may issue additional series ranking junior to or on a parity with the Series J Preferred Stock with respect to the payment of dividends and distribution of assets upon any liquidation, dissolution and winding up of the corporation. The corporation’s common stock and any preferred stock or other equity securities designated as ranking junior to the Series J Preferred Stock are referred to herein as “junior stock.”

(iii) So long as any shares of Series J Preferred Stock remain outstanding, unless the full dividends for the then-current Dividend Payment Period on all outstanding shares of Series J Preferred Stock have been paid, or declared and funds set aside therefor, on any day in the immediately succeeding Dividend Payment Period: (a) no dividend whatsoever shall be declared on any junior stock, other than a dividend payable solely in junior stock; and (b) the corporation and its subsidiaries may not purchase, redeem or otherwise acquire for consideration (other than as a result of reclassification of junior stock for or into junior stock, or the exchange or conversion of one share of junior stock for or into another share of junior stock, and other than through the use of the proceeds of a substantially contemporaneous sale of other shares of junior stock), nor will the corporation pay to or make available any monies for a sinking fund for the redemption of any junior stock.

(iv) On any Dividend Payment Date for which full dividends are not paid, or declared and funds set aside therefor, upon the Series J Preferred Stock and any shares of any class or series or any securities convertible into shares of any class or series of other equity securities designated as ranking on a parity with the Series J Preferred Stock as to payment of dividends (“Dividend Parity Stock”), all dividends paid or declared for payment on that Dividend Payment Date with respect to the Series J Preferred Stock and the Dividend Parity Stock shall be shared: (a) first ratably by the holders of any shares of such other series of Dividend Parity Stock who have the right to receive dividends with respect to Dividend Payment Periods prior to the then-current Dividend Payment Period, in proportion to their respective amounts of the undeclared and unpaid dividends relating to prior Dividend Payment Periods; and (b) thereafter by the holders of the shares of Series J Preferred Stock and the Dividend Parity Stock on a pro rata basis.

(v) The corporation will not issue any new series of preferred stock having dividend payment dates that are not a March 31, June 30, September 30 or December 31 (or the next business day, if applicable).

4. Conversion. The Series J Preferred Stock are not convertible into shares of any other class or series of the corporation’s capital stock or any other security.

5. Redemption.

(i) Subject to receiving all required regulatory approvals (including prior approval by the Federal Reserve, if required), the Series J Preferred Stock may be redeemed at the option of the corporation, in whole or in part, at any time, or from time to time on or after September 30, 2019 at a redemption price equal to $25,000 per share, plus an amount equal to any declared but unpaid dividends, without accumulation of any undeclared dividends. At any time after the corporation’s good faith determination that an event has occurred that would constitute a “regulatory capital event,” the corporation may at its option, subject to receiving all required regulatory approvals (including prior approval by the Federal Reserve, if required), provide notice of its intent to redeem the Series J Preferred Stock in accordance with the procedures described below, and subsequently redeem in whole, but not in part, prior to September 30, 2019, the shares of Series J Preferred Stock at the time outstanding at a redemption price equal to $25,000 per share, plus an amount equal to any declared but unpaid dividends, without accumulation of any undeclared dividends.

A “regulatory capital event” means the corporation’s reasonable determination that as a result of any: amendment to, clarification of, or change (including any announced prospective change) in the laws or regulations of the United States or any political subdivision of the United States that is enacted or becomes effective on or after the Original Issuance Date; proposed change in the laws or regulations of the United States or any political subdivision of the United States that is announced or becomes effective on or after the Original Issuance Date; or official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying the laws or regulations of the United States or any political subdivision of the United States that is announced on or after the Original Issuance Date, there is more than an insubstantial risk that the corporation will not be entitled to treat the full liquidation preference amount of all shares of Series J Preferred Stock then outstanding as additional Tier I capital (or its equivalent) for purposes of the capital adequacy guidelines or regulations of the appropriate federal banking agency, as then in effect and applicable, for as long as any share of Series J Preferred Stock is outstanding.

(ii) Holders of Series J Preferred Stock do not have any right to require redemption of the Series J Preferred Stock.

(iii) The corporation will mail notice of every redemption of the Series J Preferred Stock by first class mail, postage prepaid, addressed to the holders of record of the Series J Preferred Stock to be redeemed at their respective last addresses appearing on the corporation’s books. The corporation may redeem the Series J Preferred Stock upon not less than 30 and not more than 60 days’ notice, which notice will be irrevocable, at a price of 100% of the liquidation preference of the redeemed Series J Preferred Stock, plus declared but unpaid dividends, if any, to, but excluding, the redemption date. Each notice shall state: (a) the redemption date; (b) the aggregate number of shares of Series J Preferred Stock to be redeemed, and if less than all shares of Series J Preferred Stock held by the holder are to be redeemed, the number of shares to be redeemed from the holder; (c) the redemption price; and (d) the place or places where the Series J Preferred Stock is to be redeemed.

(iv) If notice of redemption of any shares of Series J Preferred Stock has been duly given and if the funds necessary for such redemption have been irrevocably set aside by the corporation for the benefit of the holders of the shares of Series J Preferred Stock so called for redemption, then, on and after the redemption date, dividends will not accrue on such shares of Series J Preferred Stock, such shares of Series J Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price. In case of any redemption of only part of the shares of Series J Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or in such other manner as the corporation may determine to be fair and equitable.

6. Status of Reacquired Shares. Shares of Series J Preferred Stock that are redeemed, repurchased or otherwise acquired by the corporation shall not be reissued as shares of Series J Preferred Stock but shall revert to authorized but unissued shares of Preferred Stock and may be reissued as shares of a different series of Preferred Stock in any future designation by the Board of Directors.

7. Liquidation Rights.

(i) In the event that the corporation voluntarily or involuntarily liquidates, dissolves or winds up its affairs, holders of Series J Preferred Stock will be entitled to receive an amount per share referred to as the “Total Liquidation Amount,” equal to the fixed liquidation preference of $25,000 per share, plus any declared and unpaid dividends including, if applicable, a pro rata portion of any declared and unpaid dividends for the then-current Dividend Payment Period to the date of liquidation, without regard to any undeclared dividends. Holders of the Series J Preferred Stock will be entitled to receive the Total Liquidation Amount out of the corporation’s assets that are available for distribution to shareholders of the corporation’s capital stock ranking on a parity on liquidation to the Series J Preferred Stock, after payment or provision for payment of the corporation’s debts and other liabilities, but before any distribution of assets is made to holders of the corporation’s common stock or any other shares ranking, as to that distribution, junior to the Series J Preferred Stock.

(ii) If the corporation’s assets are not sufficient to pay the Total Liquidation Amount in full to all holders of Series J Preferred Stock and all holders of any shares of the corporation’s stock ranking as to any such distribution on a parity with the Series J Preferred Stock, the amounts paid to the holders of Series J Preferred Stock and to holders of such other shares will be paid pro rata in accordance with the respective Total Liquidation Amount and the aggregate liquidation amount of any such outstanding shares of parity stock.

(iii) If the Total Liquidation Amount per share of Series J Preferred Stock has been paid in full to all holders of Series J Preferred Stock and the liquidation preference of any other shares ranking on a parity with the Series J Preferred Stock has been paid in full, the holders of the corporation’s common stock or any other shares ranking, as to such distribution, junior to the Series J Preferred Stock will be entitled to receive all of the corporation’s remaining assets according to their respective rights and preferences.

(iv) For purposes of the liquidation rights, neither the sale, conveyance, exchange or transfer for cash, shares of stock, securities or other consideration, of all or substantially all of the corporation’s property and assets, nor the consolidation or merger by the corporation with or into any other corporation or by another corporation with or into the corporation, will constitute a liquidation, dissolution and winding-up of the corporation’s affairs.

8. Voting Rights.

Except as required by Ohio law, holders of the Series J Preferred Stock will not have any voting rights and will not be entitled to elect any directors. In situations in which Ohio law requires mandatory voting rights for a class of shares, the corporation will, unless prohibited by Ohio law, treat each series of the corporation’s preferred stock, including the Series J Preferred Stock, as a separate class for voting purposes.

9. Mergers and Consolidations.

The corporation will not effect any merger or consolidation of the corporation with or into any entity other than a corporation, or any merger or consolidation of the corporation with or into any other corporation unless (a) the Series J Preferred Stock remains issued and outstanding following the transaction, (b) holders of Series J Preferred Stock are issued a class or series of preferred stock of the surviving or resulting corporation, or a corporation controlling such corporation, having substantially identical voting powers, preferences and special rights, or (c) such merger is approved by a class vote of the holders of Series J Preferred Stock pursuant to the mandatory voting rights provided by Ohio law and as set forth in Section 8 above.

10. Preemptive or Subscription Rights. The holders of the Series J Preferred Stock shall not have any preemptive or subscription rights.

11. Form. The Series J Preferred Stock will be issued only in fully registered form.

(h) With respect to all other shares of preferred stock of the corporation:

1. Each share of the preferred stock shall entitle the holder thereof to no voting rights, except as otherwise required by law or except as otherwise provided by the Board of Directors in order to comply with the terms required for shares of preferred stock issued in connection with any capital purchase program(s) authorized by the Emergency Economic Stabilization Act of 2008 (“EESA”) and implemented by the United States Department of the Treasury.

2. The dividend rights of the preferred stock shall be non-cumulative, except as otherwise provided by the Board of Directors.

3. The Board of Directors shall have the right to adopt amendments to these Articles of Incorporation in respect of any unissued or treasury shares of the preferred stock and thereby fix or change: the division of such shares into series and the designation and authorized number of shares of each series; the dividend rate; whether dividend rights shall be cumulative or non-cumulative; the dates of payment of dividends and the dates from which they are cumulative; liquidation price; redemption rights and price; sinking fund requirements, conversion rights and restrictions on the issuance of such shares or any series thereof; provided however, except for the foregoing variations which the Board of Directors are authorized to fix or change, all of the express terms of different series of such shares be identical.

Upon the adoption of any amendment pursuant to the foregoing authority, a certificate signed by the president or a vice president and by a secretary or an assistant secretary, containing a copy of the resolution adopting the amendment and a statement of the manner and basis or its adoption, shall be accompanied by the fees then required by law, before the corporation shall have the rights to issue any of such shares.

(B) The Board of Directors may, from time to time, determine the time when, the terms under which, and the considerations for which the corporation issues, disposes of, or receives subscriptions for its shares of any class or series thereof, including treasury shares. Payment for shares shall be made with money or other property of any description, or any interest therein, actually transferred to the corporation, or labor or services actually rendered to the corporation.

FIFTH: The corporation, by its Board of Directors, may, subject to these Articles of Incorporation, purchase, repurchase, redeem or otherwise acquire the shares of any class issued by it, at such times and on such terms as they shall determine to be in the best interests of the corporation. All shares of the corporation purchased, redeemed or otherwise acquired, unless the Board of Directors or the laws of the State of Ohio specifically provide otherwise, shall be held as treasury shares. Provided, however, that this Article Fifth shall not create authority in the Board of Directors to cause an involuntary redemption of the shares of the common stock.

SIXTH: The Board of Directors shall have the right, to the extent permitted by law: (i) to fix, determine and vary the amount of stated capital of the corporation; (ii) to determine whether any, and if any, what part of the surplus of the corporation, however created or arising, shall be used, disposed of or declared in dividends or paid to the stockholders; and (iii) without action by the stockholder, to use and apply the surplus of the corporation, or any part thereof, at any time or from time to time, in the purchase or acquisition of shares of any class, voting trust certificates for shares, bonds, debentures, notes, script, warrants, obligations, evidences of indebtedness, or other securities of the corporation, to such extent of in such amount, in such manner and upon such terms as the Board of Directors shall determine expedient.

SEVENTH: No holder of any share or shares of any class issued by the corporation shall be entitled as such, as a matter of right, at any time, to subscribe for or purchase (i) shares of any class issued by the corporation, now or hereafter authorized, (ii) securities of the corporation convertible into or exchangeable for shares of any class issued by the corporation, now or hereafter authorized, or (iii) securities of the corporation to which shall be attached or appertain any rights or options, whether by the terms of such securities or in the contracts, warrants or other instruments (whether transferable or non-transferable or separable or inseparable from such securities) evidencing such rights or options, entitling the holders thereof to subscribe for or purchase shares of any class issued by the corporation, now or hereafter authorized; it being the intent and is the effect of this Article Seventh to fully eliminate any and all pre-emptive rights with respect to the shares of any class issued by the corporation, now or hereafter authorized.

EIGHTH: At each meeting of stockholders for the election of directors, each nominee who receives a majority of the votes cast with respect to his/her election shall be elected as a director; provided, however, that if the election is contested or cumulative voting is in effect pursuant to Section 1701.55 of the Ohio Revised Code, then the nominees receiving the greatest number of votes “for” his/her election shall be elected. For purposes of this Article EIGHTH, a majority of votes cast means that the number of shares voted “for” a director’s election must exceed the number of shares voted “against” his/her election, with abstentions and broker non-votes being disregarded. An election shall be considered “contested” if the number of nominees exceeds the number of directors to be elected by the class(es) of shares eligible to vote in such election.

NINTH: These Amended Articles of Incorporation supersede and take the place of the existing Amended Articles of Incorporation.

ANNEX A

STANDARD PROVISIONS

Section 1. General Matters. Each share of Designated Preferred Stock shall be identical in all respects to every other share of Designated Preferred Stock. The Designated Preferred Stock shall be perpetual, subject to the provisions of Section 5 of these Standard Provisions that form a part of the Certificate of Designations. The Designated Preferred Stock shall rank equally with Parity Stock and shall rank senior to Junior Stock with respect to the payment of dividends and the distribution of assets in the event of any dissolution, liquidation or winding up of the Corporation.

Section 2. Standard Definitions. As used herein with respect to Designated Preferred Stock:

(a) “Applicable Dividend Rate” means (i) during the period from the Original Issue Date to, but excluding, the first day of the first Dividend Period commencing on or after the fifth anniversary of the Original Issue Date, 5% per annum and (ii) from and after the first day of the first Dividend Period commencing on or after the fifth anniversary of the Original Issue Date, 9% per annum.

(b) “Appropriate Federal Banking Agency” means the “appropriate Federal banking agency” with respect to the Corporation as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(q)), or any successor provision.

(c) “Business Combination” means a merger, consolidation, statutory share exchange or similar transaction that requires the approval of the Corporation’s stockholders.

(d) “Business Day” means any day except Saturday, Sunday and any day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.

(e) “Bylaws” means the Code of Regulations of the Corporation, as they may be amended from time to time.

(f) “Certificate of Designations” means the Certificate of Designations or comparable instrument relating to the Designated Preferred Stock, of which these Standard Provisions form a part, as it may be amended from time to time.

(g) “Charter” means the Corporation’s certificate or articles of incorporation, articles of association, or similar organizational document.

(h) “Dividend Period” has the meaning set forth in Section 3(a).

(i) “Dividend Record Date” has the meaning set forth in Section 3(a).

(j) “Liquidation Preference” has the meaning set forth in Section 4(a).

(k) “Original Issue Date” means the date on which shares of Designated Preferred Stock are first issued.

(l) “Preferred Director” has the meaning set forth in Section 7(b).

(m) “Preferred Stock” means any and all series of preferred stock of the Corporation, including the Designated Preferred Stock.

(n) “Qualified Equity Offering” means the sale and issuance for cash by the Corporation to persons other than the Corporation or any of its subsidiaries after the Original Issue Date of shares of perpetual Preferred Stock, Common Stock or any combination of such stock, that, in each case, qualify as and may be included in Tier I capital of the Corporation at the time of issuance under the applicable risk-based capital guidelines of the Corporation’s Appropriate Federal Banking Agency (other than any such sales and issuances made pursuant to agreements or arrangements entered into, or pursuant to financing plans which were publicly announced, on or prior to October 13, 2008).

(o) “Share Dilution Amount” has the meaning set forth in Section 3(b).

(p) “Standard Provisions” mean these Standard Provisions that form a part of the Certificate of Designations relating to the Designated Preferred Stock.

(q) “Successor Preferred Stock” has the meaning set forth in Section 5(a).

(r) “Voting Parity Stock” means, with regard to any matter as to which the holders of Designated Preferred Stock are entitled to vote as specified in Sections 7(a) and 7(b) of these Standard Provisions that form a part of the Certificate of Designations, any and all series of Parity Stock upon which like voting rights have been conferred and are exercisable with respect to such matter.

Section 3. Dividends.

(a) Rate. Holders of Designated Preferred Stock shall be entitled to receive, on each share of Designated Preferred Stock if, as and when declared by the Board of Directors or any duly authorized committee of the Board of Directors, but only out of assets legally available therefor, cumulative cash dividends with respect to each Dividend Period (as defined below) at a rate per annum equal to the Applicable Dividend Rate on (i) the Liquidation Amount per share of Designated Preferred Stock and (ii) the amount of accrued and unpaid dividends for any prior Dividend Period on such share of Designated Preferred Stock, if any. Such dividends shall begin to accrue and be cumulative from the Original Issue Date, shall compound on each subsequent Dividend Payment Date (i.e., no dividends shall accrue on other dividends unless and until the first Dividend Payment Date for such other dividends has passed without such other dividends having been paid on such date) and shall be payable quarterly in arrears on each Dividend Payment Date, commencing with the first such Dividend Payment Date to occur at least 20 calendar days after the Original Issue Date. In the event that any Dividend Payment Date would otherwise fall on a day that is not a Business Day, the dividend payment due on that date will be postponed to the next day that is a Business Day and no additional dividends will accrue as a result of that postponement. The period from and including any Dividend Payment Date to, but excluding, the next Dividend Payment Date is a “Dividend Period”, provided that the initial Dividend Period shall be the period from and including the Original Issue Date to, but excluding, the next Dividend Payment Date.

Dividends that are payable on Designated Preferred Stock in respect of any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of dividends payable on Designated Preferred Stock on any date prior to the end of a Dividend Period, and for the initial Dividend Period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month.

Dividends that are payable on Designated Preferred Stock on any Dividend Payment Date will be payable to holders of record of Designated Preferred Stock as they appear on the stock register of the Corporation on the applicable record date, which shall be the 15th calendar day immediately preceding such Dividend Payment Date or such other record date fixed by the Board of Directors or any duly authorized committee of the Board of Directors that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.

Holders of Designated Preferred Stock shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on Designated Preferred Stock as specified in this Section 3 (subject to the other provisions of the Certificate of Designations).

(b) Priority of Dividends. So long as any share of Designated Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on the Common Stock or any other shares of Junior Stock (other than dividends payable solely in shares of Common Stock) or Parity Stock, subject to the immediately following paragraph in the case of Parity Stock, and no Common Stock, Junior Stock or Parity Stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by the Corporation or any of its subsidiaries unless all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 3(a) above, dividends on such amount), on all outstanding shares of Designated Preferred Stock have been or are contemporaneously declared and paid in full (or have been declared and a sum sufficient for the payment thereof has been set aside for the benefit of the holders of shares of Designated Preferred Stock on the applicable record date). The foregoing limitation shall not apply to (i) redemptions, purchases or other acquisitions of shares of Common Stock or other Junior Stock in connection with the administration of any employee benefit plan in the ordinary course of business (including purchases to offset the Share Dilution Amount (as defined below) pursuant to a publicly announced repurchase plan) and consistent with past practice, provided that any purchases to offset the Share Dilution Amount shall in no event exceed the Share Dilution Amount; (ii) purchases or other acquisitions by a broker-dealer subsidiary of the Corporation solely for the purpose of market-making, stabilization or customer facilitation transactions in Junior Stock or Parity Stock in the ordinary course of its business; (iii) purchases by a broker-dealer subsidiary of the Corporation of capital stock of the Corporation for resale pursuant to an offering by the Corporation of such capital stock underwritten by such broker-dealer subsidiary; (iv) any dividends or distributions of rights or Junior Stock in connection with a stockholders’ rights plan or any redemption or repurchase of rights pursuant to any stockholders’ rights plan; (v) the acquisition by the Corporation or any of its subsidiaries of record ownership in Junior Stock or Parity Stock for the beneficial ownership of any other persons (other than the Corporation or any of its subsidiaries), including as trustees or custodians; and (vi) the exchange or conversion of Junior Stock for or into other Junior Stock or of Parity Stock for or into other Parity Stock (with the same or lesser aggregate liquidation amount) or Junior Stock, in each case, solely to the extent required pursuant to binding contractual agreements entered into prior to the Signing Date or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for Common Stock. “Share Dilution Amount” means the increase in the number of diluted shares outstanding (determined in accordance with generally accepted accounting principles in the United States, and as measured from the date of the Corporation’s consolidated financial statements most recently filed with the Securities and Exchange Commission prior to the Original Issue Date) resulting from the grant, vesting or exercise of equity-based compensation to employees and equitably adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction.

When dividends are not paid (or declared and a sum sufficient for payment thereof set aside for the benefit of the holders thereof on the applicable record date) on any Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within a Dividend Period related to such Dividend Payment Date) in full upon Designated Preferred Stock and any shares of Parity Stock, all dividends declared on Designated Preferred Stock and all such Parity Stock and payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) shall be declared pro rata so that the respective amounts of such dividends declared shall bear the same ratio to each other as all accrued and unpaid dividends per share on the shares of Designated Preferred Stock (including, if applicable as provided in Section 3(a) above, dividends on such amount) and all Parity Stock payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) (subject to their having been declared by the Board of Directors or a duly authorized committee of the Board of Directors out of legally available funds and including, in the case of Parity Stock that bears cumulative dividends, all accrued but unpaid dividends) bear to each other. If the Board of Directors or a duly authorized committee of the Board of Directors determines not to pay any dividend or a full dividend on a Dividend Payment Date, the Corporation will provide written notice to the holders of Designated Preferred Stock prior to such Dividend Payment Date.

Subject to the foregoing, and not otherwise, such dividends (payable in cash, securities or other property) as may be determined by the Board of Directors or any duly authorized committee of the Board of Directors may be declared and paid on any securities, including

Common Stock and other Junior Stock, from time to time out of any funds legally available for such payment, and holders of Designated Preferred Stock shall not be entitled to participate in any such dividends.

Section 4. Liquidation Rights.

(a) Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Designated Preferred Stock shall be entitled to receive for each share of Designated Preferred Stock, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Corporation, subject to the rights of any creditors of the Corporation, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other stock of the Corporation ranking junior to Designated Preferred Stock as to such distribution, payment in full in an amount equal to the sum of (i) the Liquidation Amount per share and (ii) the amount of any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount), whether or not declared, to the date of payment (such amounts collectively, the “Liquidation Preference”).

(b) Partial Payment. If in any distribution described in Section 4(a) above the assets of the Corporation or proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of Designated Preferred Stock and the corresponding amounts payable with respect of any other stock of the Corporation ranking equally with Designated Preferred Stock as to such distribution, holders of Designated Preferred Stock and the holders of such other stock shall share ratably in any such distribution in proportion to the full respective distributions to which they are entitled.

(c) Residual Distributions. If the Liquidation Preference has been paid in full to all holders of Designated Preferred Stock and the corresponding amounts payable with respect of any other stock of the Corporation ranking equally with Designated Preferred Stock as to such distribution has been paid in full, the holders of other stock of the Corporation shall be entitled to receive all remaining assets of the Corporation (or proceeds thereof) according to their respective rights and preferences.

(d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 4, the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the holders of Designated Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.

Section 5. Redemption.

(a) Optional Redemption. Except as provided below, the Designated Preferred Stock may not be redeemed prior to the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date. On or after the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date, the Corporation, at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem, in whole or in part, at any time and from time to time, out of funds legally available therefor, the shares of Designated Preferred Stock at the time outstanding, upon notice given as provided in Section 5(c) below, at a redemption price equal to the sum of (i) the Liquidation Amount per share and (ii) except as otherwise provided below, any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount) (regardless of whether any dividends are actually declared) to, but excluding, the date fixed for redemption.

Notwithstanding the foregoing, prior to the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date, the Corporation, at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem, in whole or in part, at any time and from time to time, the shares of Designated Preferred Stock at the time outstanding, upon notice given as provided in Section 5(c) below, at a redemption price equal to the sum of (i) the Liquidation Amount per share and (ii) except as otherwise provided below, any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount) (regardless of whether any dividends are actually declared) to, but excluding, the date fixed for redemption; provided that (x) the Corporation (or any successor by Business Combination) has received aggregate gross proceeds of not less than the Minimum Amount (plus the “Minimum Amount” as defined in the relevant certificate of designations for each other outstanding series of preferred stock of such successor that was originally issued to the United States Department of the Treasury (the “Successor Preferred Stock”) in connection with the Troubled Asset Relief Program Capital Purchase Program) from one or more Qualified Equity Offerings (including Qualified Equity Offerings of such successor), and (y) the aggregate redemption price of the Designated Preferred Stock (and any Successor Preferred Stock) redeemed pursuant to this paragraph may not exceed the aggregate net cash proceeds received by the Corporation (or any successor by Business Combination) from such Qualified Equity Offerings (including Qualified Equity Offerings of such successor).

The redemption price for any shares of Designated Preferred Stock shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Corporation or its agent. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 3 above.

(b) No Sinking Fund. The Designated Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Designated Preferred Stock will have no right to require redemption or repurchase of any shares of Designated Preferred Stock.

(c) Notice of Redemption. Notice of every redemption of shares of Designated Preferred Stock shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Designated Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Designated Preferred Stock. Notwithstanding the foregoing, if shares of Designated Preferred Stock are issued in book-entry form through The Depository Trust Corporation or any other similar facility, notice of redemption may be given to the holders of Designated Preferred Stock at such time and in any manner permitted by such facility. Each notice of redemption given to a holder shall state: (1) the redemption date; (2) the number of shares of Designated Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.

(d) Partial Redemption. In case of any redemption of part of the shares of Designated Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or in such other manner as the Board of Directors or a duly authorized committee thereof may determine to be fair and equitable. Subject to the provisions hereof, the Board of Directors or a duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of Designated Preferred Stock shall be redeemed from time to time. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.

(e) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been deposited by the Corporation, in trust for the pro rata benefit of the holders of the shares called for redemption, with a bank or trust company doing business in the Borough of Manhattan, The City of New York, and having a capital and surplus of at least $500 million and selected by the Board of Directors, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company, without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Corporation, after which time the holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares.

(f) Status of Redeemed Shares. Shares of Designated Preferred Stock that are redeemed, repurchased or otherwise acquired by the Corporation shall revert to authorized but unissued shares of Preferred Stock (provided that any such cancelled shares of Designated Preferred Stock may be reissued only as shares of any series of Preferred Stock other than Designated Preferred Stock).

Section 6. Conversion. Holders of Designated Preferred Stock shares shall have no right to exchange or convert such shares into any other securities.

Section 7. Voting Rights.

(a) General. The holders of Designated Preferred Stock shall not have any voting rights except as set forth below or as otherwise from time to time required by law.

(b) Preferred Stock Directors. Whenever, at any time or times, dividends payable on the shares of Designated Preferred Stock have not been paid for an aggregate of six quarterly Dividend Periods or more, whether or not consecutive, the authorized number of directors of the Corporation shall automatically be increased by two and the holders of the Designated Preferred Stock shall have the right, with holders of shares of any one or more other classes or series of Voting Parity Stock outstanding at the time, voting together as a class, to elect two directors (hereinafter the “Preferred Directors” and each a “Preferred Director”) to fill such newly created directorships at the Corporation’s next annual meeting of stockholders (or at a special meeting called for that purpose prior to such next annual meeting) and at each subsequent annual meeting of stockholders until all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 3(a) above, dividends on such amount), on all outstanding shares of Designated Preferred Stock have been declared and paid in full at which time such right shall terminate with respect to the Designated Preferred Stock, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent default of the character above mentioned; provided that it shall be a qualification for election for any Preferred Director that the election of such Preferred Director shall not cause the Corporation to violate any corporate governance requirements of any securities exchange or other trading facility on which securities of the Corporation may then be listed or traded that listed or traded companies must have a majority of independent directors. Upon any termination of the right of the holders of shares of Designated Preferred Stock and Voting Parity Stock as a class to vote for directors as provided above, the Preferred Directors shall cease to be qualified as directors, the term of office of all Preferred Directors then in office shall terminate immediately and the authorized number of directors shall be reduced by the number of Preferred Directors elected pursuant hereto. Any Preferred Director may be removed at any time, with or without cause, and any vacancy created thereby may be filled, only by the affirmative vote of the holders a majority of the shares of Designated Preferred Stock at the time outstanding voting separately as a class together with the holders of shares of Voting Parity Stock, to the extent the voting rights of such holders described above are then exercisable. If the office of any Preferred Director becomes vacant for any reason other than removal from office as aforesaid, the remaining Preferred Director may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred.

(c) Class Voting Rights as to Particular Matters. So long as any shares of Designated Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Charter, the vote or consent of the holders of at least 66 2/3% of the shares of Designated Preferred Stock at the time outstanding, voting as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(i) Authorization of Senior Stock. Any amendment or alteration of the Certificate of Designations for the Designated Preferred Stock or the Charter to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock of the Corporation ranking senior to Designated Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Corporation;

(ii) Amendment of Designated Preferred Stock. Any amendment, alteration or repeal of any provision of the Certificate of Designations for the Designated Preferred Stock or the Charter (including, unless no vote on such merger or consolidation is required by Section 7(c)(iii) below, any amendment, alteration or repeal by means of a merger, consolidation or otherwise) so as to adversely affect the rights, preferences, privileges or voting powers of the Designated Preferred Stock; or

(iii) Share Exchanges, Reclassifications, Mergers and Consolidations. Any consummation of a binding share exchange or reclassification involving the Designated Preferred Stock, or of a merger or consolidation of the Corporation with another corporation or other entity, unless in each case (x) the shares of Designated Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of Designated Preferred Stock immediately prior to such consummation, taken as a whole; provided, however, that for all purposes of this Section 7(c), any increase in the amount of the authorized Preferred Stock, including any increase in the authorized amount of Designated Preferred Stock necessary to satisfy preemptive or similar rights granted by the Corporation to other persons prior to the Signing Date, or the creation and issuance, or an increase in the authorized or issued amount, whether pursuant to preemptive or similar rights or otherwise, of any other series of Preferred Stock, or any securities convertible into or exchangeable or exercisable for any other series of Preferred Stock, ranking equally with and/or junior to Designated Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up of the Corporation will not be deemed to adversely affect the rights, preferences, privileges or voting powers, and shall not require the affirmative vote or consent of, the holders of outstanding shares of the Designated Preferred Stock.

(d) Changes after Provision for Redemption. No vote or consent of the holders of Designated Preferred Stock shall be required pursuant to Section 7(c) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding shares of the Designated Preferred Stock shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been deposited in trust for such redemption, in each case pursuant to Section 5 above.

(e) Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of Designated Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules of the Board of Directors or any duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Charter, the Bylaws, and applicable law and the rules of any national securities exchange or other trading facility on which Designated Preferred Stock is listed or traded at the time.

Section 8. Record Holders. To the fullest extent permitted by applicable law, the Corporation and the transfer agent for Designated Preferred Stock may deem and treat the record holder of any share of Designated Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

Section 9. Notices. All notices or communications in respect of Designated Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, in the Charter or Bylaws or by applicable law. Notwithstanding the foregoing, if shares of Designated Preferred Stock are issued in book-entry form through The Depository Trust Corporation or any similar facility, such notices may be given to the holders of Designated Preferred Stock in any manner permitted by such facility.

Section 10. No Preemptive Rights. No share of Designated Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

Section 11. Replacement Certificates. The Corporation shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Corporation of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Corporation.

Section 12. Other Rights. The shares of Designated Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Charter or as provided by applicable law.

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